UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant   ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TELENAV, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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T +1 408.245.3800 F +1 408.245.0238 E ir@telenav.com 1130 Kifer Road Sunnyvale, CA 94086 www.telenav.com

October 28, 2010

Dear Stockholders:

We are pleased to invite you to attend our 2010 Annual Meeting of stockholders to be held on December 7, 2010 at 9:00 a.m., Pacific Time, at our headquarters at 1130 Kifer Road, Sunnyvale, California 94086 (the “Annual Meeting”).

The matters to be considered at the meeting are described in detail in the attached proxy statement. We will also report on our activities immediately following the meeting, and you will have an opportunity to submit questions or comments on matters of interest to stockholders generally. Included with the proxy statement is a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

Please use this opportunity to take part in the affairs of TeleNav by voting on the business to come before this meeting. Regardless of whether you plan to attend the meeting, I urge you to vote your proxy as soon as possible. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person, and may save us from incurring additional proxy solicitation costs.

Thank you for your ongoing support of TeleNav. We look forward to seeing you at our Annual Meeting.

TELENAV, INC.

Dr. HP Jin Chairman, Chief Executive Officer and President Sunnyvale, California

This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about October 29, 2010.

TELENAV, INC.

1130 Kifer Road

Sunnyvale, California 94086

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On December 7, 2010

The Annual Meeting of Stockholders of TeleNav, Inc. will be held on Tuesday, December 7, 2010, at 9:00 a.m. local time, at our offices, located at 1130 Kifer Road, Sunnyvale, California 94086, for the following purposes (as more fully described in the proxy statement accompanying this notice):

1.	The election of two Class I directors to serve for a term of three years or until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP, as TeleNav’s independent registered public accountants for the fiscal year ending June 30, 2011; and

3.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on October 25, 2010 are entitled to vote at the Annual Meeting and are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to mark, sign and date and return the enclosed proxy as promptly as possible in the postage prepaid envelope enclosed for that purpose. If you attend the meeting, you may vote in person even if you return a proxy.

By Order of the Board of Directors,

Dr. HP Jin Chairman, Chief Executive Officer and President Sunnyvale, California October 28, 2010

YOUR VOTE IS IMPORTANT. PLEASE RETURN THE ENCLOSED PROXY, EVEN IF YOU PLAN TO ATTEND THE MEETING AND VOTE IN PERSON. A MAJORITY OF OUR OUTSTANDING SHARES MUST BE REPRESENTED IN PERSON OR BY PROXY AT THE MEETING TO CONSTITUTE A QUORUM.

TELENAV, INC.

2010 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	1

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	1

Why am I receiving these materials?	1

What items of business will be voted on at the Annual Meeting?	1

How does the board of directors recommend that I vote?	1

What information is contained in these proxy materials?	1

What shares can I vote?	1

How many votes am I entitled to per share?	2

What is the difference between holding shares as a stockholder of record and as a beneficial owner?	2

How can I vote my shares in person at the Annual Meeting?	2

How can I vote my shares without attending the Annual Meeting?	2

Can I change my vote or revoke my proxy?	3

Is my vote confidential?	3

How can I attend the Annual Meeting?	3

How many shares must be present or represented to conduct business at the Annual Meeting?	3

How are votes counted?	3

What is the voting requirement to approve each of the proposals?	4

Is cumulative voting permitted for the election of directors?	4

What happens if additional matters are presented at the Annual Meeting?	4

Who will serve as inspector of elections?	4

Who will bear the cost of soliciting votes for the Annual Meeting?	4

Where can I find the voting results of the Annual Meeting?	4

How can I contact TeleNav’s transfer agent?	5

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	5

How do I get electronic access to the proxy materials?	5

What is the deadline to propose actions for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors?	5

CORPORATE GOVERNANCE	7

Code of Business Conduct and Ethics	7

Director Independence	7

Board Composition	7

i

ii

iii

TELENAV, INC.

1130 Kifer Road

Sunnyvale, CA 94086

PROXY STATEMENT

FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS

ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	Our board of directors has made these materials available to you on the internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at the annual meeting of stockholders, which will take place on Tuesday, December 7, 2010 at 9:00 a.m. Pacific Time, at our headquarters located at 1130 Kifer Road, Sunnyvale, California 94086 (the “Annual Meeting”). As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement.

Q:	What items of business will be voted on at the Annual Meeting?

A:	The items of business scheduled to be voted on at the Annual Meeting are:

•	The election of two Class I directors to serve for a term of three years or until their respective successors are duly elected and qualified.

•	The ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2011 (“fiscal 2011”).

We will also consider any other business that properly comes before the Annual Meeting.

Q:	How does the board of directors recommend that I vote?

A:	Our board of directors recommends that you vote your shares:

•	“FOR” each of the Class I nominees to the board of directors.

•	“FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011.

Q:	What information is contained in these proxy materials?

A:	You are receiving a proxy card, a copy of our Annual Report on Form 10-K (the “Annual Report”) for the fiscal year ended June 30, 2010 (“fiscal 2010”) and this proxy statement (the “proxy materials”). The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid executive officers, corporate governance and information on our board of directors and certain other required information.

Q:	What shares can I vote?

A:	Each share of our common stock issued and outstanding as of the close of business on October 25, 2010 (the “Record Date”) for the Annual Meeting is entitled to be voted on all items being voted on at the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee. On the Record Date there were 42,165,685 shares of our common stock issued and outstanding.

Q:	How many votes am I entitled to per share?

A:	For all matters described in this proxy statement for which your vote is being solicited, each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the stockholder of record, and we sent the proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. If you requested to receive printed proxy materials, we have enclosed or sent a proxy card for you to use. You may also vote on the internet or by telephone, as described in the proxy materials and below under the heading “How can I vote my shares without attending the Annual Meeting?”

Beneficial Owner

If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization you are considered the beneficial owner of shares held in street name, and the proxy materials was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the Annual Meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the internet or by telephone, as described in the proxy materials and below under the heading “How can I vote my shares without attending the Annual Meeting?”

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank, trustee, or nominee that holds your shares, giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy over the internet by following the instructions provided in the proxy materials, or, if you requested to receive printed proxy materials, you can also vote by mail or telephone pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the internet by following the instructions provided in the proxy materials, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction card provided to you by your broker, bank, trustee, or nominee.

Q:	Can I change my vote or revoke my proxy?

A:	You may change your vote at any time prior to the taking of the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to our Corporate Secretary at TeleNav, Inc., 1130 Kifer Road, Sunnyvale, California 94086 prior to your shares being voted, or (3) attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either among our employees or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to our management.

Q:	How can I attend the Annual Meeting?

A:	You are entitled to attend the Annual Meeting only if you were a stockholder as of the Record Date or you hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement for the period including the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership.

If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the Annual Meeting. For security reasons, you and your bags will be subject to search prior to your admittance to the meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card, if you requested to receive printed proxy materials, or, if you vote by telephone or internet, by indicating your plans when prompted.

The meeting will begin promptly at 9:00 a.m., Pacific Time.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	A majority of our issued and outstanding shares of common stock (voting together as a single class) must be present in person or represented by proxy in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting, if you are present and vote in person at the meeting; or have properly submitted a proxy card. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

For the other item of business, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the board of directors.

Q:	What is the voting requirement to approve each of the proposals?

A:	A plurality of the votes cast is required for the election of the directors. The affirmative “FOR” vote of a majority of the votes cast on the proposal is required to approve the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2011.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions are considered votes cast and thus have the same effect as votes against the matter.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

Q:	Is cumulative voting permitted for the election of directors?

A:	No. You may not cumulate your votes for the election of directors.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Dr. HP Jin and Douglas Miller, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Q:	Who will serve as inspector of elections?

A:	The inspector of elections will be our general counsel, Loren E. Hillberg. Our transfer agent, Computershare Trust Company, N.A., will assist the inspector of elections with tabulating the votes.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the internet, you are responsible for internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce preliminary voting results at the Annual Meeting and publish them on our web site at http://investor.telenav.com. We will also disclose voting results on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will also be available on our website.

Q:	How can I contact TeleNav’s transfer agent?

A:	You can contact our transfer agent by either writing Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940, or by telephoning 866-298-8535 or 781-575-2879.

Q:	I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A:	We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the proxy materials, you may write or email us at the following address and email address:

TeleNav, Inc.

Attn: Investor Relations

1130 Kifer Road

Sunnyvale, California 94086

Email: IR@telenav.com

Fax: (408) 245-0238

Stockholders who hold shares in through a stockbroker, bank or other nominee may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Q:	How do I get electronic access to the proxy materials?

A:	This proxy statement and our Annual Report on Form 10-K are also available at http://investor.telenav.com/financials.cfm and these proxy materials are also is available on the SEC website at http://www.sec.gov, which can be reached from our Investor Relations website at http://investor.telenav.com/financials.cfm.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Q:	What is the deadline to propose actions for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals: Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2011 Annual Meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices no later than September 14, 2011; provided, however, that in the event that we hold our 2011 Annual Meeting of stockholders more than 30 days before or 60 days after the one-year anniversary date of the Annual Meeting, we will disclose the new deadline by which stockholders proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

TeleNav, Inc.

Attn: Corporate Secretary

1130 Kifer Road

Sunnyvale, California 94086

Fax: (408) 245-0238

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of a meeting given by or at the direction of our board of directors, (2) otherwise properly brought before the meeting by or at the direction of our board of directors, or (3) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2011 Annual Meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than the close of business on August 15, 2011, and

•	not later than the close of business on September 14, 2011.

In the event that we hold our 2011 Annual Meeting of stockholders more than 30 days before or 60 days after the one-year anniversary date of the 2010 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received not later than the close of business on the later of the following two dates:

•	(i) the 90th day before such annual meeting, or

•	(ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates: You may propose director candidates for consideration by our board of directors. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors, and should be directed to our Corporate Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Corporate Governance—Process for Recommending Candidates for Election to the Board of Directors” on page 10.

To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Advanced Notice Procedures” for stockholder proposals that are not intended to be included in our proxy statement.

Copy of Bylaw Provisions: A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at http://www.sec.gov or through our website at http://investor.telenav.com/financials.cfm. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

In June 2009, our board of directors adopted a Code of Business Conduct and Ethics for all employees, officers and directors. The full texts of our Code of Business Conduct and Ethics are posted on our website at the investor relations portion of our website, http://investor.telenav.com. We intend to disclose future amendments to our Code of Business Conduct and Ethics, or certain waivers of such provisions, at the same location on our website identified above and also in public filings.

In June 2009, our board of directors also adopted a Code of Ethics for Principal Executive and Senior Financial Officers and Section 16 Officers. The full texts of our Code of Ethics for Principal Executive and Senior Financial Officers and Section 16 Officers will be posted on our website at the investor relations portion of our website, http://investor.telenav.com. We intend to disclose future amendments to our Code of Ethics for Principal Executive and Senior Financial Officers and Section 16 Officers, or certain waivers of such provisions, at the same location on our website identified above and also in public filings.

Director Independence

In October 2010, our board of directors undertook a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our board of directors determined that each of Messrs. Carolan, Chen, Chiu and Zaelit and Ms. Koh are “independent directors” as defined under the rules of the NASDAQ Global Market, constituting a majority of independent directors of our board of directors as required by the rules of the NASDAQ Global Market.

Board Composition

Our board of directors is currently composed of six members. Our bylaws permit our board of directors to establish by resolution the authorized number of directors and six directors are currently authorized.

Each class of directors is elected for a three-year term to succeed the class whose term is then expiring. The terms of the directors expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during 2010 for the Class I directors, 2011 for the Class II directors and 2012 for the Class III directors.

The following table sets forth the classes, names, ages and positions of our directors as of October 25, 2010:

Class I Nominee	Age	Position
Samuel Chen(1)	60	Director
Hon Jane (Jason) Chiu(1),(2)	54	Director

Class II Nominee
Shawn Carolan(2)	36	Director
Soo Boon Koh(2)	60	Director

Class III Nominee
HP Jin	46	Chairman, Chief Executive Officer and President
Joseph Zaelit(1)	65	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.

Board Leadership Structure

Our board of directors believes that our chief executive officer is best situated to serve as our chairman of the board, because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the industry, while the chief executive officer brings company-specific experience and expertise. Our board of directors believes that the combined role of chairman of the board and chief executive officer promotes strategy development and execution, and facilitates information flow between management and our board of directors, which are essential to effective governance.

One of the key responsibilities of our board of directors is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. Our board of directors believes the combined role of chairman of the board and chief executive officer, together with our independent directors, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Board Meetings and Committees

During the fiscal 2010, the board of directors held five meetings. Each of the directors attended or participated in 75% or more of the meetings of the board of directors and 75% or more of the meetings held by all committees of the board of directors on which he or she served during the past fiscal year, except Hon Jane (Jason) Chiu, who participated in 40% of the meetings of the board of directors and 50% of the meetings compensation committee for which he was a member during the past fiscal year. The board of directors has two standing committees: an audit committee and a compensation committee.

Audit Committee. The audit committee oversees our corporate accounting and financial reporting processes. The audit committee generally oversees:

•	Our accounting and financial reporting processes as well as the audit and integrity of our financial statements;

•	The qualifications and independence of our independent registered public accounting firm;

•	The performance of our independent registered public accounting firm; and

•

Our compliance with its systems of disclosure controls and procedures, internal controls over financial reporting and compliance of our employees, directors and consultants with ethical standards adopted by us.

The audit committee also has certain responsibilities, including without limitation, the following:

•	Selecting and hiring the independent registered public accounting firm;

•	Supervising and evaluating the independent registered public accounting firm;

•	Evaluating the independence of the independent registered public accounting firm;

•	Approving audit and non-audit services and fees;

•

Reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal controls over financial reporting and disclosure controls; and

•	Reviewing reports and communications from the independent registered public accounting firm.

During fiscal 2010, the members of our audit committee were Messrs. Chen, Chiu and Zaelit. Our board of directors has determined that Mr. Zaelit is a financial expert as contemplated by the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002. Mr. Zaelit has also been appointed to serve as the chairman of the audit committee. Mr. Chen currently holds more than 10% of our outstanding common stock. Our board of directors has considered the independence and other characteristics of each member of our audit committee. Our board of directors believes that the composition of the audit committee meets the requirements for independence under the current requirements of the NASDAQ Global Market and SEC rules and regulations. We believe that the audit committee charter and the functioning of the audit committee comply with the applicable requirements of the NASDAQ Global Market and SEC rules and regulations. Our audit committee also serves as our qualified legal compliance committee. We intend to comply with future requirements to the extent they become applicable to us.

The audit committee held four meetings during fiscal 2010. The audit committee has adopted a written charter approved by the board of directors, which is available on our website at http://investor.telenav.com—“Corporate Governance.”

The Audit Committee Report is included in this proxy statement on page 52.

Compensation Committee. The compensation committee oversees our corporate compensation policies, plans and benefits programs and has the responsibilities described in the “Compensation Discussion and Analysis” below.

The members of our compensation committee are Messrs. Carolan and Chiu and Ms. Koh. Mr. Carolan has been appointed to serve as the chairman of the compensation committee. We believe that each member of the compensation committee meets the requirements for independence under the current requirements of the NASDAQ Global Market, is a nonemployee director as defined by Rule 16b-3 promulgated under the Exchange Act and is an outside director as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or Internal Revenue Code. We believe that the compensation committee charter and the functioning of the compensation committee comply with the applicable requirements of the NASDAQ Global Market and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Copies of the charter for our compensation committee is available without charge, upon request in writing to 1130 Kifer Road, Sunnyvale, California 94086; Attn: Corporate Secretary or on the investor relations portion of our website, http://investor.telenav.com. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on our website into this proxy statement.

See “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation—Director Compensation” below for a description of our processes and procedures for the consideration and determination of executive and director compensation.

The compensation committee held four meetings during fiscal 2010.

The Compensation Committee Report is included in this proxy statement on page 32.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, our compensation committee consisted of Messrs. Carolan and Chiu and Ms. Koh. None of the members of the compensation committee has at any time been one of our officers or employees. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Board’s Role in Risk Oversight

Our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. With the oversight of our full board of directors, our senior management is responsible for the day-to-day management of the material risks we face. In its oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our board of directors holds strategic planning sessions with senior management to discuss strategies, key challenges, risks and opportunities for us. This involvement of the board of directors in setting our business strategy is a key part of its oversight of risk management, its assessment of management’s appetite for risk, and its determination of what constitutes an appropriate level of risk for us. Additionally, our board of directors regularly receives updates from senior management and outside advisors regarding certain risks we face, including various operating risks. Our senior management attends meetings of our board of directors and its committees on a quarterly basis, and as is otherwise needed, and are available to address any questions or concerns raised by the board on risk management and any other matters.

Each of our board committees oversees certain aspects of risk management and reports their findings to the full board of directors on a quarterly basis, and as is otherwise needed. Our audit committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of our risk-related internal controls, internal investigations, and enterprise risks, generally. Our compensation committee oversees risks related to compensation policies and practices, and is responsible for establishing and maintaining compensation policies and programs designed to create incentives consistent with our business strategy that do not encourage excessive risk-taking.

In connection with its oversight of compensation-related risks, our compensation committee has reviewed an assessment by management of our compensation programs and practices for its employees, including its executive and non-executive programs and practices. In its review, the compensation committee evaluated whether our policies and programs encourage unnecessary or excessive risk taking and controls, and how such policies and programs are structured with respect to risks and rewards, as well as controls designed to mitigate any risks. As a result of this review, the compensation committee determined any risks that may result from our compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on us.

Additional review or reporting on enterprise risks is conducted as needed or as requested by the board of directors or a committee thereof.

Process for Recommending Candidates for Election to the Board of Directors

Because our board of directors only has one member who is not independent and we are a newly public company, our board of directors does not feel there is a strong need for a nominating and governance committee. Instead, director candidates are selected by a majority of our independent directors, based on suggestions from our board members, management and certain stockholders. The board of directors may also retain third-party executive search firms to identify independent director candidates from time to time. It is the policy of the board of directors to consider recommendations for candidates to the board of directors from stockholders holding at least 1% of our outstanding shares of common stock continuously for at least 12 months prior to the date of the submission of the recommendation. The independent directors of our board of directors will consider persons recommended by our stockholders in the same manner as a nominee recommended by the board of directors, individual board members or management.

A stockholder that desires to recommend a candidate for election to the board of directors should send the recommendation in writing to 1130 Kifer Road, Sunnyvale, CA 94086; Attn: Corporate Secretary. This written recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, information regarding any relationships between us and the candidate within the last three years and evidence of the required ownership of our common stock by the recommending stockholder. Such recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on our board of directors, including issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and personal references.

In accordance with the advance notice provisions in our bylaws, director nominations to be considered at any annual meeting of stockholders must be received not less than 45 days, and not more than 75 days, prior to one-year anniversary of the date on which we first mailed proxy materials, or a notice of availability of proxy materials (whichever is earlier), to stockholders in connection with the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, in order for notice by the stockholder to be timely, it must be received by our Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made. “Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by us with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. To be timely for a special meeting, such notice must be received by our Corporate Secretary at our offices at 1130 Kifer Road, Sunnyvale, CA 94086 not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. This means that for purposes of our 2011 Annual Meeting, such nominations must have been received no sooner than August 15, 2011, and no later than September 14, 2011.

Where the board of directors has either identified a prospective nominee or determines that an additional or replacement director is required, the board of directors may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the board or management. While we do not have a formal diversity policy for board membership, the board of directors seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of our board of directors’ deliberations and decisions. In its evaluation of director candidates, including the members of the board of directors eligible for re-election, the board of directors considers a number of factors, including the following:

•	the current size and composition of the board of directors and the needs of the board of directors and the respective committees of the board of directors;

•	such factors as issues of character, judgment, independence, diversity, age, expertise, diversity of experience, length of service, other commitments and potential conflicts of interest; and

•	such other factors as the board or directors may consider appropriate.

The board of directors has also specified the following minimum qualifications to be satisfied by any nominee for a position on the board of directors:

•	predominantly independent;

•	of high integrity;

•	have qualifications that will increase overall effectiveness of the board of directors; and

•	meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

After completing the evaluation and review, the board of directors makes a recommendation to the independent members of the board of directors as to the persons who should be nominated to the board of directors, and the independent members of the board of directors determine and approve the nominees after considering the recommendation and report of the board of directors and management.

Attendance at Annual Meetings of Stockholders by the Board of Directors

Although we do not have a formal policy regarding attendance by members of the board of directors at our annual meeting of stockholders, we encourage, but do not require, directors to attend. This Annual Meeting is our first annual meeting of stockholder since we became a public company.

Contacting the Board of Directors

In cases where stockholders wish to communicate with the board of directors or any individual member of the board of directors, messages can be sent to our General Counsel, at TeleNav, Inc., 1130 Kifer Road, Sunnyvale, CA 94086, Attn: General Counsel. Our General Counsel monitors these communications and will provide a summary of all received messages to the board of directors at each regularly scheduled meeting of the board of directors. Where the nature of a communication warrants, our General Counsel may determine, in his or her judgment, to obtain the more immediate attention of the appropriate committee of the board of directors, a non-management director, independent advisor or management, as our General Counsel considers appropriate. Our General Counsel may decide in the exercise of his or her judgment whether a response to any stockholder communication is necessary.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our Class I directors’ terms expire at the Annual Meeting.

Information Regarding Nominees

The board of directors nominated Samuel Chen and Hon Jane (Jason) Chiu as nominees for election as Class I members of our board of directors at the Annual Meeting. At the Annual Meeting, two directors will be elected to the board of directors for a term of three years expiring at the 2013 annual meeting of stockholders, or until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Biographical information about each of the directors and nominees is contained in the following section. A discussion of the qualifications, attributes and skills of each director and nominee that led our board of directors to the conclusion that he should serve or continue to serve as a director has been added following each of the director and nominee biographies.

Each of Messrs. Chen and Chiu has agreed to serve if elected and we have no reason to believe that either Mr. Chen or Mr. Chiu will be unavailable to serve. In the event either of Messrs. Chen or Chiu is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present board of directors to fill the vacancy.

Except as set forth below, unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for the nominees named below, who are all presently members of our board of directors. In the event that any nominee becomes unavailable or unwilling to serve as a member of our board of directors, the proxy holders will vote in their discretion for a substitute nominee.

The following table sets forth the names, ages and positions of our director nominees as of October 25, 2010:

Name of Class I Nominee	Age	Position
Samuel Chen(1)	60	Director
Hon Jane (Jason) Chiu(1),(2)	54	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.

Samuel Chen has served as a member of our board of directors since January 2002. Mr. Chen has served as chairman of the board of directors of Rayson Technology Co., Ltd., a wireless communications company, for the last 17 years. Since 1994, Mr. Chen has also served as chairman of the board of directors of Sonix Technology Co., Ltd., an integrated circuit development company. Since 2000, Mr. Chen has also served as chairman of the board of directors of GlobalSat Technology Corp., an electronic communications company. Mr. Chen holds a B.S. in Chemistry from National Tsing Hua University in Taiwan. For the following reasons, the board of directors concluded that Mr. Chen should serve as our director. Mr. Chen brings with him considerable business experience as the current chairman of the board of directors of Sonix Technology Co. Ltd., a publicly traded company, GlobalSat Technology Co., Ltd., a publicly traded company, and Rayson Technology Co. Ltd., a privately held company. Mr. Chen also serves on the board of directors of various other privately held companies. With his experience, Mr. Chen has a substantial amount of knowledge of the complex issues facing global companies and an understanding of what makes businesses work effectively and efficiently. Mr. Chen’s experience as a board member of public and private companies gives him insight and perspective into how other boards function and enables him to be an effective board member. These skills and experience are extremely valuable to our board of directors.

Hon Jane (Jason) Chiu has served as a member of our board of directors since January 2002. Since October 2008, Mr. Chiu has served as a director of Comchip Technology Co., Ltd., a surface mount diode manufacturing company. Mr. Chiu is also a founder of Union Polymer Material Co., Ltd., a heat shrinkable materials company, and has served as a director since 2002 and is currently chairman of its board of directors. Since January 2001, Mr. Chiu has served as a director of Secureinside.com, a software and Internet services company. Mr. Chiu is a cofounder of Taiwan Parking Corp. Ltd., a parking lot rental management and outsourcing operation company, and has served as a director since 1995. Mr. Chiu holds a B.S. in Hydraulic Engineering from National Cheng Kong University in Taiwan. For the following reasons, the board of directors concluded that Mr. Chiu should serve as our director. Mr. Chiu has demonstrated success in his business and leadership skills, serving as a director of several companies. His investment and business experience gained through his work background makes Mr. Chiu a valuable member of our board of directors.

Information Regarding Continuing Directors:

The following table sets forth the names, ages and positions of our continuing directors as of October 25, 2010:

Class II Directors	Age	Position
Shawn Carolan(2)	36	Director
Soo Boon Koh(2)	60	Director

Class III Directors	Age	Position
HP Jin	46	Chairman, Chief Executive Officer and President
Joseph Zaelit(1)	65	Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.

Shawn Carolan has served as a member of our board of directors since January 2006. Mr. Carolan has served as a managing director of Menlo Ventures, a venture capital investment firm, since September 2002. Mr. Carolan holds a B.S. and M.S. in Electrical Engineering from the University of Illinois, Champaign and an M.B.A. from Stanford University. For the following reasons, the board of directors concluded that Mr. Carolan should serve as our director. Mr. Carolan has demonstrated success in his business and leadership skills, serving as a managing director of Menlo Ventures since 2002. During his career at Menlo Ventures, Mr. Carolan has been closely involved with investments in various technology companies. With his extensive business background, Mr. Carolan also brings considerable finance and investment experience. These skills and experience are extremely valuable to our board of directors.

Soo Boon Koh has served as a member of our board of directors since May 2001. Ms. Koh has served as managing partner of iGlobe Partners Fund, L.P., a venture capital investment firm, since October 1999. Prior to that, Ms. Koh held various management positions at Vertex Management Inc., the venture capital investment branch of Singapore Technologies, and the Development Bank of Singapore. Since September 2006, Ms. Koh has served as a director of u-blox AG, a fabless semiconductor company that provides positioning and wireless communication technology. Ms. Koh holds a B.S.C. in Mathematics from King’s College, University of London. For the following reasons, the board of directors concluded that Ms. Koh should serve our director. Ms. Koh has demonstrated success in her business and leadership skills, serving as the managing partner of iGlobe Partners Fund, L.P. for approximately 11 years. In her roles at iGlobe Partners Fund, L.P. and Vertex Management Inc., she has gained considerable technology experience. With her extensive business background, Ms. Koh also brings considerable finance and investment experience that has proven to be valuable in addressing issues that arise for us. Ms. Koh’s experience as a board member of various corporations provides Ms. Koh with a deep understanding of the role of the board of directors.

HP Jin is a cofounder of our company and has served as our president and a member of our board of directors since October 1999. Dr. Jin has also served as our chief executive officer and chairman of our board of directors from October 1999 to May 2001 and since December 2001. Prior to his time with us, Dr. Jin served as a senior strategy consultant at the McKenna Group, a strategy consulting firm. Prior to that time, Dr. Jin was a business strategy and management consultant at McKinsey & Company, a management consulting firm. Dr. Jin was also previously a technical director at Loral Integrated Navigation Communication Satellite Systems, or LINCSS, a division of Loral Space & Communications, Inc., a GPS service and engineering company. Dr. Jin holds a B.S. and M.S. in Mechanical Engineering from Harbin Institute of Technology in China and a Ph.D. in Guidance, Navigation and Control, with a Ph.D. minor in Electrical Engineering, from Stanford University. For the following reasons, the board of directors concluded that Dr. Jin should serve our director. With over 10 years of experience as our president and chief executive officer, he has deep knowledge and understanding of our business. Dr. Jin’s experience as chief executive officer demonstrates his leadership and business acumen. His experience with strategic and operational issues in the location based services industry gives him insight to the issues facing this industry and brings valuable expertise to our board of directors.

Joseph M. Zaelit has served as a member of our board of directors since June 2009. Since August 2003, Mr. Zaelit has served as a venture partner of iGlobe Partners Fund, L.P., a venture capital investment firm. Prior to that time, Mr. Zaelit served as executive vice president and chief financial officer of Celestry Design Technologies, an integrated circuit design products company, and he also served as chief financial officer of GRIC Communications, Inc., a mobile office communications company. From August 2003 to December 2006, Mr. Zaelit served as a member of the board of directors of InterVideo, Inc., a publicly traded software publishing company that was acquired by Corel Corporation. From November 2001 to February 2006, Mr. Zaelit served as a member of the board of directors of GoRemote Internet Communications, Inc., a publicly traded provider of remote access services that was acquired by iPass Inc. Mr. Zaelit holds a B.S. in accounting and an M.B.A., each from the University of Utah. Mr. Zaelit is a certified public accountant in the State of California (inactive). For the following reasons, the board of directors concluded that Mr. Zaelit should serve as our director. Mr. Zaelit is an experienced financial leader with over 40 years of finance and accounting experience gained through his education and board and senior management roles at a number of corporations. The compliance, financial reporting and audit expertise Mr.  Zaelit gained in his board and senior management roles has proven valuable in addressing issues that have arisen for us.

Director Compensation

Historically, we have not provided our nonemployee directors, in their capacities as such, with any cash, equity or other compensation, other than Mr. Zaelit. Certain nonemployee directors and their affiliated entities have been granted warrants to purchase our common or preferred stock in the past as part of our financing activities; however, such grants were not intended as compensation for the services of our nonemployee directors.

We do not have a formal policy of reimbursing directors, but we reimburse them for travel, lodging and other reasonable expenses incurred in connection with their attendance at board of directors or committee meetings.

In connection with our initial public offering, our board of directors approved the following compensation package for our nonemployee directors, based on the recommendation of our chief executive officer and the compensation committee of our board of directors, which became effective as of May 13, 2010.

Annual retainer	$15,000
Additional retainer audit committee chair	$10,000
Additional retainer compensation committee chair	$5,000

Our 2009 Equity Incentive Plan provides for the automatic grant of nonstatutory stock options to our nonemployee directors. Each individual who first joins our board of directors as a nonemployee director will receive, at the time of such initial election or appointment, an automatic option grant to purchase 10,416 shares of our common stock, provided such person has not previously been in our employ. In addition, on the date of each annual stockholders meeting commencing in 2011, each individual who continues to serve as a nonemployee member of the board of directors, whether or not such individual is standing for re-election at that particular annual meeting, will be granted an option to purchase 4,166 shares of common stock, provided such individual has served as a nonemployee member of our board of directors for at least six months. Directors who are also employees are eligible to receive options and be issued shares of common stock directly under our 2009 Equity Incentive Plan.

Each automatic grant under our 2009 Equity Incentive Plan will have an exercise price per share equal to the fair market value per share of our common stock on the grant date, and will have a maximum term of 10 years, subject to earlier termination should such an individual cease to serve as a member of our board of directors.

None of our nonemployee directors received compensation from us prior to 2009. Employee directors are not compensated for their service as directors.

The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our board of directors for fiscal 2010. The table excludes Dr. Jin, who is a named executive officer and did not receive any compensation from us in his role as a director in fiscal 2010.

Name	Fees Earned or Paid in Cash	Option Awards(1)		Total
Shawn Carolan	$5,000	$—		$5,000
Samuel Chen	3,750	—		3,750
Hon Jane (Jason) Chiu	3,750	—		3,750
Soo Boon Koh	3,750	—		3,750
Joseph M. Zaelit	13,750	157,050	(2)	170,800

(1)	Amounts reflect the aggregate grant date fair value of option awarded during the fiscal year computed in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. The fair value of each option grant is estimated based on the fair market value on the date of grant and using the Black-Scholes-Merton option pricing model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 7 to the consolidated financial statements contained in our Annual Report.
(2)	As of June 30, 2010, Mr. Zaelit held 41,666 shares of common stock subject to outstanding option awards.

Required Vote

The two nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” these nominees.

Recommendation

Our board of directors recommends a vote FOR the election to the board of directors of each of the foregoing nominees.

* * * * *

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal 2011. Since fiscal 2007, Ernst & Young LLP has served as our independent registered public accounting firm. See “Principal Accounting Fees and Services.” Notwithstanding its selection, the audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of us and our stockholders. If the appointment is not ratified by our stockholders, the audit committee may reconsider whether it should appoint another independent registered public accounting firm. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal 2011 requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of Ernst & Young LLP.

Recommendation

Our board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal 2011.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services rendered to us by Ernst & Young LLP for the fiscal 2009 and 2010. All of the services described in the following table were approved in conformity with the audit committee’s pre-approval process.

	Fiscal 2010	Fiscal 2009
Audit Fees(1)	$1,780,684	$402,400
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	1,995	1,480

Total	$1,782,679	$403,880

(1)	Audit fees consist of fees billed for professional services rendered for (i) the audit of our annual consolidated financial statements, (ii) the reviews of our quarterly financial statements, (iii) services rendered in connection with our Form S-1 and Form S-8 filings related to our initial public offering, and (iv) comfort letters, consents and other items related to Securities and Exchange Commission matters.
(2)	All other fees include fees billed for the Company’s subscription to Ernst & Young’s accounting research tool.

Pre-Approval of Audit and Non-Audit Services

The audit committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee pre-approves services provided by the independent registered public accounting firm pursuant to its audit committee charter.

EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth the names, ages (as of June 30, 2010) and positions of our executive officers:

Name	Age	Position
HP Jin	46	President, Chief Executive Officer and Chairman of the Board of Directors
Douglas Miller	52	Chief Financial Officer and Treasurer
Y.C. Chao	45	Vice President, Research and Development
Salman Dhanani	37	Vice President, Products
Loren Hillberg	52	General Counsel and Secretary
Dariusz Paczuski	44	Vice President, Marketing
Robert Rennard	65	Chief Technical Officer
Hassan Wahla	38	Vice President, Business Development and Carrier Sales

HP Jin is a cofounder of our company and has served as our president and a member of our board of directors since October 1999. Dr. Jin has also served as our chief executive officer and chairman of our board of directors from October 1999 to May 2001 and since December 2001. Prior to TeleNav, Dr. Jin served as a senior strategy consultant at the McKenna Group, a strategy consulting firm. Prior to that time, Dr. Jin was a business strategy and management consultant at McKinsey & Company, a management consulting firm. Dr. Jin was also previously a technical director at Loral Integrated Navigation Communication Satellite Systems, or LINCSS, a division of Loral Space & Communications, Inc., a GPS service and engineering company. Dr. Jin holds a B.S. and M.S. in Mechanical Engineering from Harbin Institute of Technology in China and a Ph.D. in Guidance, Navigation and Control, with a Ph.D. minor in Electrical Engineering, from Stanford University.

Douglas Miller has served as our chief financial officer since May 2006. From July 2005 to May 2006, Mr. Miller served as vice president and chief financial officer of Longboard, Inc., a privately held provider of telecommunications software. From October 1998 to July 2005, Mr. Miller held various management positions at Synplicity, Inc., a publicly traded electronic design automation company acquired by Synopsys, Inc., including senior vice president of finance and chief financial officer. Prior to that time, Mr. Miller also served as chief financial officer of 3DLabs, Inc., a publicly held graphics semiconductor company, and as a partner at Ernst & Young LLP, a professional services organization. Mr. Miller is a certified public accountant (inactive). He holds a B.S.C. in Accounting from Santa Clara University.

Y.C. Chao is a cofounder of our company and has served as our vice president, research and development, since March 2006. From October 1999 to March 2006, Dr. Chao served as our senior director of technology. From June 1998 to October 1999, Dr. Chao was a GPS software engineer at Snaptrack, an assisted GPS technology company and a subsidiary of Qualcomm Incorporated. Prior to that, Dr. Chao was a GPS receiver engineer at Trimble Navigation, a positioning products solutions company. Dr. Chao holds a B.S. in Mechanical Engineering from National Taiwan University, an M.S. in Aerospace Engineering from the University of Texas Aerospace Engineering, Center for Space Research and a Ph.D. in Aeronautics and Astronautics from Stanford University.

Salman Dhanani is a cofounder of our company and was promoted to vice president, products and marketing, in August 2009, and became vice president, products in August 2010. Mr. Dhanani served as our executive director of marketing from March 2009 to July 2009 and as our senior director of marketing from November 1999 to February 2009. From January 1999 to November 1999, Mr. Dhanani served as a consultant at the McKenna Group, a strategy consulting firm. From July 1996 to December 1998, Mr. Dhanani served as an application engineer at Schlumberger Ltd., a technology consulting services company. Mr. Dhanani holds a B.S. in Electrical Engineering from the University of Washington.

Loren Hillberg has served as our general counsel since April 2009. From September 2007 to September 2008, Mr. Hillberg served as vice president and general counsel at Force10 Networks, a privately held communications and networks company. From April 2005 to May 2007, Mr. Hillberg held various management positions, including executive vice president and general counsel at Macrovision Corporation (now Rovi Corporation), a publicly traded digital entertainment company. From May 1998 to March 2005, Mr. Hillberg served as senior vice president and general counsel at Macromedia, Inc., a provider of web publishing products and solutions that was acquired by Adobe Systems Incorporated. Mr. Hillberg holds a B.A. in Economics from Stanford University and a J.D. from the University of California, Hastings College of Law.

Dariusz Paczuksi has served as our vice president, marketing since July 2010. From December 2007 to July 2010, Mr. Paczuski held various positions, including senior director of Bing Carrier Strategy and senior director of Tellme Consumer Services, at Microsoft Corporation. From 2002 to 2007, Mr. Paczuski held various positions, including vice president, Search Products and vice president, Product Marketing, at AOL Inc. Prior to that time, Mr. Paczuski held positions at Netscape Communications Corporation and General Electric Company. Mr. Paczuski holds a B.S. in Marketing from California State University in Long Beach.

Robert Rennard is a cofounder of our company and has served as our chief technical officer since February 2002. From December 1999 to February 2002, Dr. Rennard served as our vice president of engineering. From March 1998 to November 1999, Dr. Rennard served as director of product development at Cyberstar/Loral, a division of Loral Space & Communications, Inc. From April 1997 to February 1998, Dr. Rennard served as director of systems engineering at Cyberstar/Loral. From July 1996 to April 1997, Dr. Rennard served as vice president of engineering at LINCSS/Loral. Prior to that time, Dr. Rennard was a vice president of GPS Navigation Systems at Stanford Telecom, a telecommunications company acquired by ITT and Newbridge Networks Corporation, and an acquisition program manager for the U.S. Air Force. Dr. Rennard holds a B.S. in Electrical Engineering from the University of Wyoming, an M.S. in Electrical Engineering from Ohio State University and a Ph.D. in Aerospace Science from the Air Force Institute of Technology.

Hassan Wahla was promoted to vice president, business development and carrier sales, in August 2009 and served as our executive director of business development from May 2005 to August 2009. From April 2003 to May 2005, Mr. Wahla served as a senior product manager at Nextel Communications, a wireless communications company that merged with Sprint. From February 2002 to April 2003, Mr. Wahla served as vice president of business development of Wireless Multimedia Solutions, a privately held wireless software platform company. From September 1999 to February 2002, Mr. Wahla served as director of business development at MicroStrategy, Inc., a business intelligence software company. Prior to that time, Mr. Wahla served as a senior consultant at Maritime Power, a maritime equipment company. Mr. Wahla holds a B.S. in Industrial Engineering from Virginia Tech, an M.S. in Management from Stevens Institute of Technology and a Masters of International Affairs from Columbia University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for fiscal 2010 and fiscal 2011 to date should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Overview. The compensation committee of our board of directors is responsible for establishing, implementing and monitoring adherence with our compensation philosophy. Historically, this function was performed by our board of directors. The committee seeks to ensure that the total compensation paid to our executive officers is fair and reasonable. Currently, we have eight executive officers. Details of our fiscal 2010 compensation for our chief executive officer, chief financial officer and the three other most highly compensated executive officers, to whom we refer to as the named executive officers, can be found in the section entitled “Executive Compensation—Fiscal 2010 Summary Compensation Table.” We provide types of compensation and benefits to our named executive officers similar to those we provide to our other executive officers and senior managers.

This section describes our compensation program for our executive officers. The discussion focuses on our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. We address why we believe our compensation program is appropriate for us and our stockholders and explain how executive compensation is determined.

Compensation Philosophy and Objectives. Historically, our compensation philosophy was to preserve cash and minimize expenses while rewarding the creation of long term stockholder value. Until recently, our historic compensation philosophy and design more closely resembled that of a private company than a public company. As our organizational priorities continue to evolve, we intend to re-evaluate as circumstances dictate, at least on an annual basis, each component of our executive compensation program on a quantitative and qualitative basis to determine if the program is achieving its objectives.

Our executive compensation program seeks to attract talented, qualified executives to manage and lead our company and to motivate them to pursue and achieve our corporate objectives. We have created a compensation program that includes short term and long term components, cash and equity elements, and performance contingent payments in proportions that we believe will provide appropriate incentives to reward and retain our executives.

Our philosophy towards executive compensation reflects the following principles:

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Total compensation opportunities should be competitive. We believe that our total compensation programs should be competitive so that we can attract, retain and motivate talented executive officers who will help us to perform better than our competitors.

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Total compensation should be related to our performance. We believe that a significant portion of our executive officers’ total compensation should be linked to achieving specified financial and business objectives that we believe will create stockholder value and provide incentives to our officers to work as a team.

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Total compensation should be related to individual performance. We believe that executive officers’ total compensation should reward individual performance achievements and encourage individual contributions to achieve exceptional performance.

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Equity awards help executive officers think like stockholders. We believe that our executive officers’ total compensation should have a significant equity component because stock based equity awards help reinforce the executive officer’s long term interest in our overall performance and thereby align the interests of the executive officer with the interests of our stockholders.

Based on these philosophies, we seek to reward our executive officers as and when we achieve our goals and objectives and to generate stockholder returns by giving significant weight to performance-based compensation. While ensuring that appropriate risk management measures are implemented by our executive officers, a significant portion of the compensation for our executive officers is at risk based on the achievement of established goals, which we believe aligns their interests with the interests of our stockholders.

Role of the Compensation Committee and Executive Officers in Setting Executive Compensation. Since January 2008, the compensation committee of our board of directors has had overall responsibility for recommending to our board of directors the compensation of our chief executive officer and determining the compensation of our other executive officers. Members of the committee are appointed by the board of directors. Currently, the committee consists of three members of the board of directors, Messrs. Carolan and Chiu, and Ms. Koh. Our board of directors determined that each member of our compensation committee was and remains an outside director for purposes of Section 162(m) of the Internal Revenue Code, a nonemployee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and an independent director as that term is defined under the FINRA rules.

The compensation committee operates under a written charter adopted by the board of directors, which establishes the duties and authority of the compensation committee. Copies of our compensation committee charter are available on the investor relations portion of our website, http://investor.telenav.com.

Although the responsibilities detailed below have historically been performed by our board of directors, going forward such responsibilities will be handled primarily by our compensation committee. The fundamental responsibilities of our compensation committee are:

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to provide oversight of our compensation policies, plans and benefit programs including reviewing and making recommendations to our board of directors regarding compensation plans, as well as general compensation goals and guidelines for our executive officers and the board of directors;

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to review and determine all compensation arrangements for our executive officers (including our chief executive officer) and to allocate total compensation among the various components of executive pay;

•	to review and approve all equity compensation awards to our executive officers (including our chief executive officer); and

•	to oversee and direct our equity compensation plans, including the 1999 Stock Option Plan, 2002 Executive Stock Option Plan and the 2009 Equity Incentive Plan, as applicable to all of our employees.

The compensation committee has the authority to engage the services of outside consultants, and it retained Compensia, Inc., or Compensia, an independent compensation consulting firm with substantial experience in the technology sector, as its compensation consultant in June 2009 to advise the compensation committee in matters related to executive and director compensation for fiscal and calendar 2010. Historically, we have set and paid compensation to our executive officers on a calendar rather than fiscal year basis.

In determining each executive officer’s compensation, our compensation committee reviews our corporate financial performance and financial condition and assesses the performance of the individual executive officers. The evaluation of individual performance is done by the compensation committee, in the case of the chief executive officer, and by the chief executive officer, in the case of other executives. The chief executive officer meets with the compensation committee to discuss executive compensation matters and to make recommendations to the compensation committee with respect to other executives. The compensation committee may modify individual compensation components for executives other than the chief executive officer after reviewing the chief executive officer’s recommendations. The committee is not bound to and does not always accept the chief executive officer’s recommendations. The compensation committee also reviews the chief executive officer’s performance and confers with the full board of directors (excluding the chief executive officer). The compensation committee then makes all final compensation decisions for executive officers and approves any equity incentive awards for all of our executive officers. In addition, it is the committee’s practice to consult with the independent members of the board of directors prior to making material changes to our compensation policies.

Although we make many compensation decisions in the first quarter of the calendar year, the compensation evaluation process is ongoing. Compensation discussions and decisions are designed to promote our fundamental business objectives and strategy. Evaluation of management performance and rewards are performed annually or more often as needed. The compensation committee has the discretion to (i) increase, reduce or eliminate the bonus plan participant’s bonus award and/or (ii) increase an executive officer’s base salary in connection with a promotion or increased responsibilities during the year in the event that it determines that circumstances warrant. With regard to the bonus plan, the compensation committee may in its sole discretion determine the amount of any reduction on the basis of such factors as it deems relevant. In addition, pursuant to the compensation committee charter, the compensation committee is authorized to take steps to modify any executive compensation program that yields payments and benefits that are not reasonably related to executive and corporate performance. There are no limits on the amounts of such modification. Base salaries may be decreased with the agreement of the executive officer.

Components of Executive Compensation. Our executive compensation program consists of the following components: base salary; short term incentive compensation (“STI”), consisting of cash bonuses; and long term equity-based incentive awards. We believe that each individual component is useful in achieving one or more of the objectives of our program. Together, we believe these components have been effective in achieving our overall objectives.

•	Base salary is utilized to retain employees, reflect differences in job scope and compensate for significant responsibilities.

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Cash bonuses are utilized to encourage executives to deliver on short term corporate financial and operating goals and individual objectives, and to ensure that a meaningful portion of compensation is based upon short term performance in accordance with our performance-based pay philosophy.

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Equity awards are utilized to balance executives’ short term thinking with a longer term perspective, reward for innovation, provide alignment with stockholder interests and attract and retain key talent.

Our executives’ total compensation may vary from year to year based on our financial results and individual performance.

Weighting of Compensation Components. We do not use predefined ratios in determining the allocation of compensation between base salary, bonus and equity components. Rather, we set each executive’s total compensation based on market conditions, geographic considerations, competitive market data and other factors. Our compensation policies related to executive compensation apply equally to all of our executive officers including our named executive officers. Differences in compensation levels among our executives generally reflect differing skill sets, experience, responsibilities and relative contributions.

The specifics of each compensation element were as follows:

Base Salary. We pay an annual base salary to each of our executives in order to provide them with a fixed rate of cash compensation during the year. Historically, we paid base salaries that we believe are below the market median for officers performing comparable jobs at comparable public companies. Based on a compensation survey that we obtained from informal reviews of compensation information gained through marketplace contacts (prior to the compensation review described under the “Executive Compensation—Compensation Discussion and Analysis—Third Party Analysis of Compensation” below), we believe base salary ranges for our named executive officers during fiscal 2010 were within the middle of the range for private companies and at the low end of the range for public companies. We analyzed the annual base salaries of executive officers in the information technology industry of companies predominantly headquartered in California with up to $40 million in annual revenue.

Each year, the compensation committee (or prior to the establishment of the compensation committee, our board of directors) has considered executive compensation as part of its performance review process. We did not apply specific formulas to determine increases to the base salaries of our named executive officers, including the chief executive officer. The compensation committee increased the base salaries of all of our executive officers (other than our general counsel and vice president, research and development) for calendar 2010 by amounts ranging between 5% and 12.5%, based on the recommendations of the chief executive officer and the compensation committee’s or the board of directors, as the case may be, view of relative performance or where an executive officer’s job responsibilities changed significantly. During fiscal 2010, base salaries for the executive officers were as follows: HP Jin, president and chief executive officer, $200,000 per calendar year for the first half of fiscal 2010 and $210,000 per calendar year for the second half of fiscal 2010; Douglas Miller, chief financial officer, $200,000 per calendar year for the first half of fiscal 2010 and $210,000 per calendar year for the second half of fiscal 2010; Y.C. Chao, vice president, research and development, $180,000 per calendar year; Salman Dhanani, vice president, products, $165,000 per calendar year for the first half of fiscal 2010 and $180,000 per calendar year for the second half of fiscal 2010; Loren Hillberg, general counsel, $200,000 per calendar year; Robert Rennard, chief technical officer, $200,000 per calendar year for the first half of fiscal 2010 and $210,000 per calendar year for the second half of fiscal 2010; and Hassan Wahla, vice president, business development, $160,000 per calendar year for the first half of fiscal 2010 and $180,000 per calendar year for the second half of fiscal 2010. In July 2010, after the close of fiscal 2010, Dariusz Paczuski commenced employment as our vice president, marketing, at a base annual salary of $225,000 per calendar year.

Bonuses. Our compensation program seeks to balance our executive officers’ focus on company goals as well as individual performance. Consequently, our compensation committee sets and refines our corporate performance objectives alongside individual objectives and measures performance against those objectives. We have set and paid compensation to our executive officers on a calendar rather than fiscal year basis, and as a result two of our calendar year bonus plans may be in effect during portions of any given fiscal year. For example, during fiscal 2010, we had in effect the 2009 Short Term Incentive Bonus Plan and the 2010 Short Term Incentive Bonus Plan, or collectively, the STI Bonus Plans. The purpose of our STI Bonus Plans is to reward selected managers, director level and executive officers for the successful achievement of certain individual and corporate performance goals.

The actual bonuses paid or payable under the STI Bonus Plans, if any, vary depending on the executive officer’s individual performance and our achievement of certain corporate performance goals. For calendar 2009 and calendar 2010, the corporate performance goals, known as Key Performance Indicators, or KPIs, related to the achievement of specified revenue targets, operating efficiency objectives and certain customer satisfaction goals. Corporate performance is measured by all three KPIs with a higher weighting given to the achievement of revenue targets. The amount of each individual officer’s target bonus is set at a specified dollar amount. Actual bonuses paid are based on the computation of point values achieved on corporate and individual KPIs and may exceed the target bonuses depending on the achievement of corporate and individual KPIs. In calendar 2010, we have a 240% cap on the achievement of our corporate KPIs in the aggregate. For our executive officers other than our chief executive officer and our general counsel, the calendar 2009 target bonuses were split between successful completion of corporate KPIs (60%) and individual KPIs (40%). However, our chief executive officer’s target bonus for both calendar years was based entirely (100%) on the achievement of our corporate KPIs and our general counsel’s calendar 2009 target bonus was split between successful completion of corporate KPIs (80%) and individual KPIs (20%). For our executive officers other than our chief executive officer and our chief financial officer the calendar 2010 target bonuses were split between corporate KPIs (70%) and individual KPIs (30%). However, the target bonuses for our chief executive officer and chief financial officer for calendar 2010 shall be based entirely (100%) on the achievement of our corporate KPIs.

We utilize non-GAAP operating measures internally to evaluate elements of our operating performance, and in some instances exclude certain revenue, costs, gains, losses and other charges that are considered by management to be outside of the core operating results that are being measured for performance. Our operating plan is an internal, non-public financial plan approved by our board of directors at the beginning of the fiscal year and is reviewed with our board of directors at each board meeting, as well as compared against actual results on a monthly basis. Our compensation committee creates KPIs based in part upon our operating plan and other operating metrics. The KPIs which are derived in part from the operating plan are generally considered by management to be aggressive but not unattainable based on management’s evaluation of, among other things, customer feedback and demand projections, historical revenue and trends, and industry and economic environment. Because the operating plan represents a proposed annual business plan, disclosure of our KPIs which are derived from our operating plan would be competitively harmful and confusing to investors. For example, for calendar 2009, we needed to achieve a minimum of 30% of each applicable target to earn points which are computed into percentages of bonus targets achieved. Most of the financial and revenue targets in our STI Bonus Plans are set significantly higher than the objectives in our operating plan. We do not disclose the specific revenue targets that must be achieved for payment of bonuses under the STI Bonus Plans because we believe it would result in competitive harm and therefore we believe it may be omitted pursuant to Instruction 4 to Item 402(b) of Regulation S-K.

The compensation committee established target bonuses for calendar 2009 and 2010 relating to revenue, operating efficiencies and customer satisfaction goals. In establishing these targets, the compensation committee considered management’s historic performance relative to prior operating plans as well as the committee’s view of the prospects for our business in fiscal 2009 and fiscal 2010. As a result of the review, our compensation committee believed that the targets identified were attainable while requiring substantial time and attention from management to ensure continued growth of our business. In order to increase our revenue, our chief executive officer and our business development and marketing executives need to identify and establish (i) ways to more deeply penetrate the subscriber bases of our existing wireless carrier partners without suffering substantial declines in ARPU and (ii) new carrier and sales channels to sell and support our services and products, particularly as we seek to expand into international markets. Identifying and reaching mutually agreeable terms with wireless carriers can be challenging, particularly because new wireless carriers seek to control costs of third party services, provide for coverage on a sufficient number of handsets and tightly integrate back-end services with us prior to launch. More deeply penetrating existing wireless carrier partners’ subscriber bases and limiting declines in ARPU can be challenging in light of wireless carrier partners’ concerns about third party costs, lack of subscriber loyalty faced by the carriers and the timing of the rollout of new mobile phones. Improving our operating efficiency will require our financial and operating executives to maintain tight controls over our operating expenses while concurrently investing in our infrastructure to improve the quality of our services and in developing and deploying new services and products to increase our revenue. In addition, some subscribers may seek to reduce the costs of their wireless plans by relying on free or one-time fee LBS.

Assuming such corporate performance goals are met, the actual bonus paid to each executive officer (other than our chief executive officer) depend on such executive officer’s individual performance, as evaluated by our chief executive officer and as agreed upon by the compensation committee. With respect to the chief executive officer, the compensation committee evaluates and determines if the corporate performance goals were met and the computed percentage of the target bonus to be paid. Based on individual performance, each executive officer may receive up to 100% or more of his portion of the total bonus if the corporate performance goals are achieved. If corporate performance goals or individual objectives are not met, the portion of the total bonus such executive officer would otherwise be entitled to receive may be reduced. Upon the achievement of KPIs or at the discretion of our compensation committee, the actual payout may exceed 100% of an executive officer’s total target bonus. Our chief executive officer also has the discretion, subject to the approval of the compensation committee, to increase or decrease, up to 15%, the actual bonus paid to an executive officer. He may decrease his own bonus payout by up to 15% but is not authorized to increase the actual bonus paid to him. In addition, we have paid a nonrecoupable portion of the target bonus to eligible employees, including the executive officers, in the third quarter of each calendar year, which amount has not exceeded 35% of the target bonus. We have paid a portion of the target bonus after determining the amount of the payments would not exceed the amount of bonus that would be expected to be paid based on the KPIs achieved.

The table below shows the annual target bonuses approved for our executive officers, other than Mr. Paczuski, for calendar 2009 and 2010:

Officer	Calendar Year	Target Bonus	Annual Target as Percentage of Calendar Year Base Salary	Calendar Year Bonus Earned	Bonus Earned as Percent of Calendar Year Target	Bonus Earned in Fiscal 2010
HP Jin	2010	$110,000	52%	$—	—%	$117,000
	2009	100,000	50	117,000	117.0
Douglas Miller	2010	55,000	26	—	—	59,023
	2009	50,000	25	59,023	118.4
Y.C. Chao	2010	55,000	31	—	—	44,658
	2009	40,000	22	44,658	111.6
Salman Dhanani(1)	2010	55,000	31	—	—	49,683
	2009	44,167	28	49,683	112.5
Loren Hillberg(2)	2010	55,000	28	—	—	35,318
	2009	30,000	—	35,318	117.7
Robert Rennard	2010	55,000	26	—	—	55,113
	2009	50,000	25	55,113	110.2
Hassan Wahla(3)	2010	55,000	31	—	—	58,385
	2009	50,000	38	58,385	116.8

(1)	Mr. Dhanani’s target bonus was increased to $50,000 from $40,000 effective as of August 1, 2009, in connection with his promotion to vice president of marketing and product. Mr. Dhanani’s target bonus for calendar 2009 was pro rated to reflect his August 1, 2009 promotion.
(2)	Mr. Hillberg joined us in April 2009 as our general counsel. Mr. Hillberg’s target bonus for calendar 2009 was pro rated to reflect his April 2009 start date.
(3)	Although Mr. Wahla’s target bonus for calendar 2009 remained the same upon his promotion to vice president of business development and carrier sales effective as of August 1, 2009, his target bonus as a percentage of his 2009 annual base salary changed to 28% from 31.25%.

Each executive officer (including our named executive officers but excluding our chief executive officer) have individual KPIs which were recommended by our chief executive officer and approved by our compensation committee or our board of directors, as the case may be. Due to differences in roles and responsibilities among our executive officers, individual performance goals vary by person. Depending on the executive officer, the KPIs may relate to our financial performance, service or product launch timelines, revenue or other financial targets related to the individual officer’s functional responsibilities, new or strategic account penetration or negotiated supplier terms. For example, individual KPIs for an executive officer responsible for product management may include new market identification, launch of a new service or product or meeting aggressive revenue or other financial targets related to our internal operating plan; while individual KPIs for our vice president of marketing may include advertising targets or new or strategic account identification and penetration. Other executive officer KPIs may include improved customer satisfaction and improved operating margins. We do not have individual KPIs for our chief executive officer, since we believe that the overall performance of our company is the best indicator of his performance.

In connection with our hiring of Mr. Paczuski, we agreed to provide Mr. Paczuski with the following bonuses and bonus opportunities: (i) a signing bonus of $127,000 at the time he commenced employment, subject to repayment if Mr. Paczuski does not remain our employee through the first anniversary of his employment with us; (ii) the opportunity to earn up to 35% of his base salary under the STI Bonus Plans per calendar year and (iii) a one time bonus of $58,000 payable on December 31, 2010, subject to Mr. Paczuski’s employment with us on that date. Mr. Paczuski’s KPIs will be initially be the company wide KPIs and then revised annually after 2010.

Long Term Incentives. We grant equity-based incentives to employees, including our executive officers, in order to create a corporate culture that aligns employee interests with stockholder interests. Until we completed our initial public offering, our long term equity compensation program consisted solely of stock options issued under our 1999 Stock Option Plan and 2002 Executive Stock Option Plan. Our compensation committee grants equity incentives to our executive officers to enable them to participate in any long term appreciation in our stockholder value. Additionally, these equity incentives provide a means of enhancing the retention of our executive officers because the options typically vest over periods of four years.

Generally, we have granted options following an executive officer’s start date. The initial option grant to each executive officer was principally based on the prevailing range of our other executives with consideration given to the nature of the job and the individual’s experience, as well as the current market conditions relating to equity ownership of officers in similar positions at similarly situated companies. Our historical ownership targets were based on the number of options by position as a percentage of the total options and common shares outstanding. This percentage has been diluted over time as we received several rounds of financing to sustain our operations before reaching profitability. With the exception of certain of our founders, we believe our executive officers’ ownership as a percentage of total common shares outstanding is at or above median compared to both public and private companies of our size.

Our compensation committee does not have any specific policy regarding the timing of stock option grants and equity awards have not historically been granted regularly or automatically to our executive officers on an annual basis. Our chief executive officer and chief financial officer have historically proposed an aggregate option pool to be allocated among participating officers and employees worldwide and approved, with respect to each individual option grant, by the compensation committee or the board of directors, as the case may be. In setting the size of the proposed aggregate option award pool, the chief executive officer and the chief financial officer take into consideration the impact of the size of the pool on share dilution, employee motivation, employee retention, expected hiring and accounting charges. The pool has not historically included an allocation for the chief executive officer. The proposals have generally included a division of the award pool based on a grant matrix established by employee class. The board of directors or compensation committee, as the case may be, has reviewed and discussed the award pool and approves the final option grants, if any, for each individual executive officer. If a proposed grant differs materially from the grant matrix, either our chief executive officer or our chief financial officer would provide the compensation committee or the board of directors, as the case may be, with an explanation or justification for such proposal. The board of directors, without Dr. Jin participating, or compensation committee, as the case may be, also determined the size of the option grant, if any, to be granted to our chief executive officer.

It has been our practice to grant additional option grants to employees, including our executive officers, when an individual has become substantially vested and the board of directors or compensation committee believe additional unvested equity incentives are appropriate as a retention incentive. In making its determination concerning additional option grants to our executive officers, the board of directors or compensation committee, as the case may be, has also considered, among other factors, individual performance and the size and terms of the individual’s outstanding equity grants. Our compensation committee has assumed this responsibility for future grants since the completion of our initial public offering.

In August 2009, we completed a focal review of equity grants for our employees and our board of directors approved option grants to a substantial majority of our employee population, which grants were designed to provide additional retention for employees whose prior grants were largely vested and better align employees’ option positions to the grant matrix previously adopted by our board of directors.

Prior to our initial public offering, our board of directors determined the fair market value of our common stock based on a number of factors, including contemporaneous third party valuation reports. Our board of directors has granted options with exercise prices equal to 100% of fair market value on the date of grant.

In July 2010 in connection with our offer letter to Mr. Paczuski, our compensation committee granted him an option to purchase 80,000 shares of our common stock and a restricted stock unit for 32,000 shares of our common stock. Subject to his continued employment with us, the stock option will vest as to 25% of the shares on the first anniversary of Mr. Paczuski’s commencement of employment and 1/36th per month of the remainder will vest monthly thereafter. The restricted stock unit will vest as to 1/3rd of the shares subject thereto on each anniversary of Mr. Paczuski’s employment until fully vested, subject to his continued employment with us.

Benefits. Our executives participate in our standard benefit plans, which are offered to all U.S.-based employees and include our 401(k) plan. We maintain a 401(k) retirement plan which is intended to be a tax qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. In general, all of our employees are eligible to participate in the 401(k) plan as of the first day of the first full calendar month following the start of their employment. The 401(k) plan provides a salary deferral program pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $16,500 in 2010, and contribute the withheld amount to the 401(k) plan. We may, in our sole discretion, make discretionary profit sharing and/or matching contributions to the 401(k) plan on behalf of our employees who are eligible to participate in the 401(k) plan. To date, we have not made any profit sharing contributions but, beginning in July 2006, we began matching employee contributions to the 401(k) plan with up to 4% of an employee’s salary, subject to certain vesting conditions.

Our executives have the opportunity to participate in our health and welfare benefit programs which include a medical program, a dental program, a vision program, life insurance, disability insurance, and flexible spending accounts. These benefits are the same as those offered to all other U.S.-based employees. Through our benefit programs, each of our named executive officers received group term life insurance equivalent to 100% of his annual base salary. See the “All Other Compensation” column of the summary compensation table in this section.

Stock Ownership Guidelines. We do not currently have stock ownership guidelines.

Recent Compensation Activity

Equity Incentive Compensation. In August 2009, our board of directors approved one time grants of options to purchase our common stock at an exercise price of $6.12 per share as follows to our executive officers, as well as grants to approximately 360 of our employees for an aggregate of 957,655 shares of our common stock:

Name	Shares(1)
HP Jin	125,000
Douglas Miller	50,000
Y.C. Chao	50,000
Salman Dhanani	100,000
Loren Hillberg	—
Robert Rennard	50,000
Hassan Wahla	62,500

(1)	25% of the shares subject to the option vest on the first anniversary of the vesting commencement date and the remaining options vest at a rate of 1/36 each month thereafter. The options have a maximum term of 10 years.

In determining equity incentive awards for our executive officers, the compensation committee reviewed Compensia’s analysis of equity compensation practices within the initial comparable companies (as described below under the caption “Executive Compensation—Compensation Discussion and Analysis—Third Party Analysis of Compensation”), the current unvested equity position of each of our executive officers, and the current value of outstanding equity awards held by our officers.

In the course of making its August 2009 determinations, the compensation committee consulted with HP Jin, our chief executive officer, to obtain his input and suggestions concerning proposed compensation adjustments for executive officers reporting to Dr. Jin. The committee also discussed with Dr. Jin proposals relating to Dr. Jin’s compensation, but Dr. Jin did not participate in any deliberations concerning his compensation.

Consistent Employment Agreements. In September 2009, our compensation committee received a report from Compensia regarding our employment agreements versus the initial comparable companies, which are described below under the caption “Executive Compensation—Compensation Discussion and Analysis—Third Party Analysis of Compensation.” In September and October 2009, the compensation committee discussed and approved our entering into employment agreements with each of our executive officers providing for benefits payable in the event the executive officer is involuntarily terminated other than for Cause or resigns for Good Reason within a two-month period before or a 12-month period after a Change of Control (as such terms are described in the section entitled “Executive Compensation—Potential Payments Upon Termination or Change of Control”). From time to time, our board of directors may consider the possibility of an acquisition of us by other companies or other change of control transactions. We recognize that such consideration can be a distraction to our executive officers and could cause them to consider alternative employment opportunities. Our compensation committee believes that providing severance and change of control benefits to our executive officers is imperative to ensure their continued dedication and objectivity, notwithstanding the possibility of a change of control, to provide them with an incentive to continue employment and motivate them to maximize stockholder value in the event of a change of control, and to provide them with enhanced financial security. Under the agreements approved by our compensation committee, each of our executive officers will be entitled to receive, if his employment is terminated in the circumstances described not more than two months prior to nor more than 12 months after a Change of Control, the following benefits: (i) cash severance equal to 12 months of base salary (with the exception of Dr. Jin, who is entitled to receive 18 months of base salary, and Mr. Paczuski, who is entitled to six months of base salary until he has passed his first anniversary of employment with us), (ii) bonus payment equal to his target bonus as in effect for the fiscal year in which the termination occurs, pro rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee), (iii) continued coverage under our benefit plans for 12 months (or 18 months with respect to Dr. Jin and six months with respect to Mr. Paczuski until he has passed his first anniversary of employment with us), and (iv) accelerated vesting of 100% of any then unvested equity incentive awards (or 50% of any unvested equity incentive awards with respect to Mr. Paczuski until he has passed his first anniversary of employment with us). Our existing employment agreements with Messrs. Hillberg, Miller and Wahla were also amended and restated to provide for the benefits set forth above.

In the absence of a Change of Control, under the employment agreements, if we terminate an executive officer’s employment other than for Cause, death or disability two months prior or 12 months after a Change of Control, then such executive officer will be entitled to receive: (i) a lump sum severance payment in an amount equal to six months of base salary (or 12 months with respect to Dr. Jin and three months with respect to Mr. Paczuski until he has passed his first anniversary of employment with us); (ii) a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro-rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee); and (iii) continued coverage under our benefit plans for six months (or 12 months with respect to Dr. Jin and three months with respect to Mr. Paczuski until he has passed his first anniversary of employment with us).

Bonus Plan. One of our compensation objectives is to have a significant portion of each executive officer’s compensation tied to performance. To this end, in September 2009, we established a formal bonus plan that will provide for performance-based cash incentive opportunities for our employees, including each of our executive officers. Under the Bonus Plan established in September 2009, the compensation committee will determine the performance goals applicable to any award which goals may include, without limitation, total revenue, revenue from specific product lines, subscriber metrics, cash flow; customer satisfaction, earnings; earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; operating profit; operating efficiency; gross or operating margin and individual objectives. These objectives may change from year to year as we continue to evolve and different priorities are established, but shall be subject to the review and approval of the compensation committee. The compensation committee may select the performance goals based on GAAP or Non-GAAP results and any actual results may be adjusted by the compensation committee for one time items or unbudgeted or unexpected items when determining whether the performance goals have been met. The goals may be on the basis of any factors the compensation committee determines relevant, and may be on an individual, divisional, business unit or company wide basis. The performance goals may differ from participant to participant and from award to award. As in prior years, our compensation committee will approve the bonus award for our chief executive officer. For all other executive officers, our compensation committee will approve the bonus award with input from our chief executive officer.

Under the Bonus Plan, at the beginning of each calendar year or performance period, the compensation committee or its delegate will set the performance metrics or targets and bonus pool under the plan and will also determine the target bonus amounts which may be awarded under the plan for all of our employees including our executive officers.

Our compensation committee maintains sole discretion to provide for cash incentive awards under the Bonus Plan in excess of the target base salary percentages if we exceed the established financial performance targets. In addition, the committee has discretion to reduce or eliminate the cash incentive awards regardless of performance. We do not currently have any policy regarding the adjustment or recovery of awards or payments if the relevant performance measures are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. Awards will be reduced if we do not achieve the targets under the plan. The compensation committee may, however, approve payments of bonuses outside the plan regardless of whether performance targets have been achieved.

New Equity Plans. Our board of directors adopted our 2009 Equity Incentive Plan, or 2009 Plan, in October 2009, and our stockholders approved the 2009 Plan in December 2009. Prior to our initial public offering, the long term equity incentive component of our compensation program consisted solely of stock options. However, we may utilize restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares as additional forms of equity compensation incentives. The 2009 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and the employees of our parent, if any, and subsidiaries, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants, and the employees and consultants of our parent and subsidiaries. Although the board of directors has delegated to the compensation committee the authority to serve as administrator of the 2009 Plan, the board of directors reserves the right to approve the grant of incentive awards under the 2009 Plan.

The meeting date of the board of directors or compensation committee shall be the grant date of any award under the 2009 Plan approved by the board of directors or compensation committee.

Third Party Analysis of Compensation. In June 2009, our compensation committee engaged Compensia to evaluate our current levels and types of compensation for executive officers and to recommend appropriate changes. Among other activities, Compensia:

•	assisted us in identifying a group of peer companies for purposes of benchmarking our levels of compensation;

•	gathered and analyzed compensation data from those peer companies as well as from other available compensation surveys; and

•	assisted us in structuring awards as part of the equity incentive element of our compensation program, including assisting us in establishing appropriate amounts for equity incentive awards.

Compensia commenced its analysis by initially conducting a survey of compensation data and practices at companies that recently went public within the last 24 months and pre-IPO companies comparable to us with respect to revenue, headcount, capitalization, stage of development, and/or industry or technological focus. Because of our stage of growth, the compensation committee believed that a comparison of compensation levels to companies at a similar stage was most relevant for purposes of evaluating current compensation levels. These newly public benchmark companies are listed below and are referred to as publicly traded comparable companies.

• 3PAR	• MEMSIC
• ArcSight	• NetSuite
• Constant Contact	• OpenTable
• Data Domain	• Rackspace Hosting
• Deltek	• Rosetta Stone
• DemandTec	• Rubicon Technology
• DigitalGlobe	• ShoreTel
• Entropic Communications	• SolarWinds
• GT Solar International	• SoundBite Communications
• Intellon Corporation	• SuccessFactors

In conducting its analysis, Compensia also reviewed its proprietary survey data for pre-IPO companies it considered comparable to us based on an unidentified group of private companies with average revenue of $95 million and capitalization ranging between $25 million and $75 million. We refer to these companies as the pre-IPO companies and we refer to the publicly traded comparable companies and the pre-IPO companies collectively as the initial comparable companies.

For purposes of our 2010 compensation decisions, the benchmark companies to be considered by our compensation committee and Compensia, as our peer companies, will be as follows:

Broader market peers:

• 3PAR	• NetSuite
• ArcSight	• Neutral Tandem
• Aruba Networks	• Nextwave Wireless
• Bankrate	• OpenTable
• BigBand Networks	• Smith Micro Software
• DemandTec	• SolarWinds
• Limelight Networks	• SourceFire
• LogMeln	• SuccessFactors

Industry peers:

• DigitalGlobe	• Harmonic
• EMS Technologies	• TeleCommunication Systems
• GeoEye

Compensia gathered and evaluated our compensation levels relative to compensation data from the public filings of the peer companies listed above. In addition, Compensia compared our compensation practices to compensation data from (i) a proprietary database of the pre-IPO comparable companies (with a minimum capitalization of $25 million); (ii) proxy data from the publicly traded comparable companies (with annual revenues between $25 million to $550 million); and (iii) the Radford Executive Survey (for companies with annual revenues between $50 million and $200 million).

Compensia’s review concluded, and our compensation committee concurred, that our historic compensation practices placed us within the market range of the pre-IPO comparable companies but below median in all categories other than long term equity compensation. In particular, Compensia and our compensation committee concluded that:

•	Our base salary levels placed us slightly below the 25th percentile of the publicly traded comparable companies but at the 50th percentile of the pre-IPO comparable companies;

•	Our aggregate cash incentive compensation was also below the 25th percentile of the publicly traded comparable companies but at the 50th percentile of the pre-IPO comparable companies; and

•	Our historic long term equity incentive awards placed us approximately midway between the 75th and 90th percentiles of the initial comparable companies.

In addition to reviewing our compensation practices relative to the initial comparable companies, our compensation committee gave substantial consideration to the incentive value, both as a performance incentive and a retention incentive, of current cash and equity incentive programs for our executive officers. Our historic cash incentive programs have consisted exclusively of bonuses approved pursuant to annual plans, such as the STI Bonus Plans, from time to time based on financial performance or other metrics the board of directors or compensation committee determined relevant. For our executive officers, these bonus targets generally totaled approximately 25% of base salary, other than for Dr. Jin, whose bonus target is 50% of base salary. As a result, our compensation committee determined that both our short and long term incentive programs offered insufficient performance or retention value for our executive officers. The compensation committee intends to continue to evaluate the compensation levels and anticipates that it may approve increases in compensation. The market for executive talent in technology companies is very competitive, particularly in Silicon Valley, where we have historically looked to hire a substantial number of our executive officers and key employees.

The compensation committee concluded that the calendar 2010 base salaries plus bonus potential would enable our executive officers’ aggregate base salary and bonus in calendar 2010 to fall approximately within the 25th percentile of the 2010 peer group companies.

Severance Compensation and Termination Protection. Our compensation committee believes that these change in control vesting and severance benefits could serve to minimize the distraction caused by a potential transaction involving a change in control and reduce the risk that an executive would leave his employment before a transaction is consummated. See the section entitled “Executive Compensation—Employment Agreements” or “Executive Compensation—Potential Payments Upon Termination or Change of Control” for a description of agreements with and the tables setting forth the potential payments to be made to each named executive officer and definitions of key terms under these agreements.

Accounting and Tax Considerations. Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to our chief executive officer and to each of our most highly compensated officers that may be deducted by us for federal income tax purposes in any fiscal year to $1,000,000. “Performance-based” compensation that has been approved by our stockholders is not subject to the $1,000,000 deduction limit. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the compensation committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions.

Compensation Committee Report

The compensation committee oversees our compensation policies, plans and benefit programs. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors

Shawn Carolan (Chair)

Hon. Jane (Jason) Chiu

Soo Boon Koh

Fiscal 2010 Summary Compensation Table

The following table provides information regarding the compensation of our principal executive officer, principal financial officer and each of our three other most highly compensated persons serving as executive officers as of June 30, 2010. We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Fiscal Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)		Total
HP Jin	2010	$205,000	$471,144	$117,000	$10,532	(3)	$803,676
President, Chief Executive Officer	2009	200,000	—	112,500	2,667	(4)	315,167
Douglas Miller	2010	205,000	188,459	59,023	5,343	(5)	457,825
Chief Financial Officer	2009	200,000	—	51,533	6,958	(4)	258,491
Salman Dhanani	2010	178,750	376,917	49,683	7,613	(3)	612,963
Vice President, Products and Marketing	2009	158,741	—	34,886	7,745	(4)	201,372
Robert Rennard	2010	205,000	188,457	55,113	6,323	(3)	454,893
Chief Technical Officer	2009	195,000	—	41,214	7,833	(4)	244,047
Hassan Wahla	2010	178,333	235,570	58,385	7,558	(3)	479,846
Vice President, Business Development and Carrier Sales	2009	141,250	21,360	56,353	6,864	(4)	225,827

(1)	Amounts reflect the aggregate grant date fair value of option awarded during the fiscal year computed in accordance with FASB ASC Topic 718 without regard to estimated forfeitures. The fair value of each option grant is estimated based on the fair market value on the date of grant and using the Black-Scholes-Merton option pricing model. For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of our options, refer to Note 7 to the consolidated financial statements contained in our 2010 Annual Report on Form 10-K filed on September 24, 2010.
(2)	The amounts in this column represent total performance-based bonuses earned pursuant to our 2008 and 2009 STI Bonus Plans for fiscal 2009 and pursuant to our 2009 and 2010 STI Bonus Plans for fiscal 2010.
(3)	Amounts represent our 401(k) matching contribution and life insurance premiums paid by us.
(4)	Amounts represent our 401(k) matching contribution by us.
(5)	Amounts represent our 401(k) matching contribution, life insurance premiums paid by us and reimbursement for health club membership fees.

Grants of Plan-Based Awards for Fiscal 2010

The following table provides information regarding grants of plan-based awards to each of our named executive officers during fiscal 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards (per share)(3)	Grant Date Fair Value of Stock and Option Awards(4)
		Target(1)
HP Jin	—	$110,000	—	$—	$—
HP Jin	8/18/09		125,000	6.12	471,144
Douglas Miller	—	55,000	—	—	—
Douglas Miller	8/18/09		50,000	6.12	188,459
Salman Dhanani	—	55,000	—	—	—
Salman Dhanani	8/18/09		100,000	6.12	376,917
Robert Rennard	—	55,000	—	—	—
Robert Rennard	8/18/09		50,000	6.12	188,457
Hassan Wahla	—	55,000	—	—	—
Hassan Wahla	8/18/09		62,500	6.12	235,570

(1)	Represents target awards under the 2010 Short Term Incentive Bonus Plan as further described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Bonuses.” The target award is calculated on a specified percentage of the base salary approved by our compensation committee on January 26, 2010. For more information regarding the amounts paid to our executive officers under our STI Bonus Plan for fiscal 2010 see the section titled “Executive Compensation—Fiscal 2010 Summary Compensation Table.”
(2)	Represents stock option awards granted under our 1999 Stock Option Plan on the dates set forth in this table. 25% of the shares subject to the option vest on the first anniversary of the vesting commencement date and the remaining options vest at a rate of 1/36 each month thereafter. The options have a maximum term of 10 years.
(3)	Based on the valuation of our common stock as of the date of grant.
(4)	Represents grant date value computed in accordance with FASB ASC 718. See Notes to our Consolidated Financial Statements for the assumptions used to determine the values.

Outstanding Equity Awards at June 30, 2010

The following table presents certain information concerning outstanding equity awards held by each of our named executive officers at June 30, 2010.

						Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
HP Jin	152,794	(2)	—		—	$0.072	2/06/2012
	714,146	(3)	—		—	0.720	3/14/2016
	—		125,000	(4)	—	6.120	8/18/2019
Douglas Miller	393,482	(5)	—		—	0.720	8/07/2016
	—		50,000	(4)	—	6.120	8/18/2019
Salman Dhanani	2,083	(6)	—		—	2.400	5/11/2011
	86,682	(7)	—		—	0.720	3/14/2016
	—		100,000	(4)	—	6.120	8/18/2019
Robert Rennard	105,483	(2)	—		—	0.072	2/06/2012
	403,241	(3)	—		—	0.720	3/14/2016
	—		50,000	(4)	—	6.120	8/18/2019
Hassan Wahla	3,862	(7)	—		—	0.720	3/14/2016
	4,132		1,701	(8)	—	1.320	8/29/2017
	25,000	(9)	—		—	1.560	8/05/2015
	3,282		2,551	(10)	—	2.040	3/12/2018
	2,605		5,728	(11)	—	4.200	5/21/2019
	—		62,500	(4)	—	6.120	8/18/2019

(1)	Unless otherwise noted, all stock options listed in this Outstanding Equity Awards Table were granted under our 1999 Stock Option Plan.
(2)	This option was granted under our 2002 Executive Stock Option Plan and all shares subject to this stock option were fully vested as of January 25, 2006.
(3)	All shares of common stock subject to this stock option were fully vested as of the closing of our initial public offering, which was May 18 2010.
(4)	The shares subject to this stock option began vesting on August 18, 2009 (vesting commencement date) and vest as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/36 of the remaining shares each month thereafter on the same day of the month as the vesting commencement date.
(5)	All shares of common stock subject to this stock option were fully vested as of May 15, 2010.
(6)	All shares of common stock subject to this stock option were fully vested as of May 11, 2003.
(7)	All shares of common stock subject to this stock option were fully vested as of March 7, 2010.
(8)	The shares subject to this stock option began vesting on August 29, 2007 (vesting commencement date) and vest as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/36 of the remaining shares each month thereafter on the same day of the month as the vesting commencement date.
(9)	This option was granted in exchange for an option approved by our board of directors to purchase 25,000 shares of common stock at an exercise price of $0.096 per share on August 5, 2005. The vesting schedule of the option granted on December 20, 2007 remained the same as the stock option granted on August 5, 2005, which began vesting on May 23, 2005 and became fully vested as of May 23, 2009.

(10)	The shares subject to this stock option began vesting on March 1, 2008 (vesting commencement date) and vest as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/36 of the remaining shares each month thereafter on the same day of the month as the vesting commencement date.
(11)	The shares subject to this stock option began vesting on March 18, 2009 (vesting commencement date) and vest as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and as to 1/36 of the remaining shares each month thereafter on the same day of the month as the vesting commencement date.

Option Exercises and Stock Vested at June 30, 2010

The following table presents certain information regarding options exercised by our named executive officers in fiscal 2010. The value realized upon exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
HP Jin	—	$—
Douglas Miller	—	—
Salman Dhanani	56,006	223,593
Robert Rennard	—	—
Hassan Wahla	1,138	10,333

Pension Benefits & Nonqualified Deferred Compensation

We do not provide a pension plan for its employees and no named executive officers participated in a nonqualified deferred compensation plan during the fiscal 2010.

Employment Agreements

We currently have employment agreements or change of control agreements with each of our executive officers. The employment agreements with our executive officers provide for at will employment, base salary, term of the agreement, eligibility to participate in any of our bonus plans or programs, standard employee benefit plan participation and eligibility to receive stock option grants. The employment agreements contain certain severance and change of control benefits in favor of the executives.

HP Jin. In October 2009, we entered into an employment agreement with HP Jin, our chief executive officer and chairman of the board of directors. The agreement sets forth an initial annual base salary of $200,000, subject to review. He is eligible to participate in all of our bonus plans and programs and employee benefit plans. He is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that Dr. Jin is an at will employee and his employment may be terminated at any time by us or Dr. Jin. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Dr. Jin is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Douglas Miller. On April 20, 2006, we entered into an employment agreement with Mr. Miller, our chief financial officer, which was amended and restated in its entirety in October 2009. Under the original agreement, Mr. Miller’s annual base salary was $200,000 and his annual target bonus was $30,000. In addition, Mr. Miller received a signing bonus of $10,000 in May 2006. On August 7, 2006, in accordance with the terms of his employment agreement, our board of directors granted Mr. Miller an option to purchase 393,482 shares of our common stock at an exercise price of $0.72. The stock option vests 25% on the first anniversary of the vesting commencement date with the remainder vesting ratably over the next 36 months. Mr. Miller is also eligible to participate in our standard employee benefit plans.

In October 2009, we entered into an amended and restated employment agreement with Mr. Miller. The amended and restated agreement sets forth an initial annual base salary of $200,000, subject to review. Mr. Miller is eligible to participate in all of our bonus plans and programs and employee benefit plans. Mr. Miller is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at will employee and his employment may be terminated at any time by us or Mr. Miller. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Mr. Miller is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Y.C. Chao. In October 2009, we entered into an employment agreement with Dr. Chao, our vice president, research and development. The agreement sets forth the initial annual base salary of $180,000, subject to review. He is also eligible to participate in all of our bonus plans and programs and employee benefit plans. Dr. Chao is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at will employee and his employment may be terminated at any time by us or Dr. Chao. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Dr. Chao is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Salman Dhanani. In October 2009, we entered into an employment agreement with Mr. Dhanani, our vice president, marketing and products. The agreement sets forth an initial annual base salary of $180,000, subject to review. He is eligible to participate in all of our bonus plans and programs and employee benefit plans. Mr. Dhanani is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at will employee and his employment may be terminated at any time by us or Mr. Dhanani. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Mr. Dhanani is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Loren Hillberg. We entered into an employment agreement with Mr. Hillberg, our general counsel and secretary, on April 7, 2009, which was amended and restated in its entirety in October 2009. Under the original agreement, Mr. Hillberg’s base salary was $200,000 per year with a target bonus of $40,000 annually. On May 21, 2009, in accordance with the terms of his employment agreement, our board of directors granted Mr. Hillberg an option to purchase 104,166 shares of our common stock at an exercise price of $4.20. The stock option vests 25% on the first anniversary of the vesting commencement date with the remainder vesting ratably over the next 36 months. Mr. Hillberg is also eligible to participate in our standard employee benefit plans.

In October 2009, we entered into an amended and restated employment agreement with Mr. Hillberg. The amended and restated agreement sets forth the initial annual base salary of $200,000, subject to review. He is also eligible to participate in all of our bonus plans and programs and employee benefit plans. Mr. Hillberg is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at will employee and his employment may be terminated at any time by us or Mr. Hillberg. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Mr. Hillberg is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Dariusz Paczuski. In June 2010, we entered into an employment offer letter and an employment agreement with Mr. Paczuski, which provide for, among other things, (i) a base annual salary of $225,000; (ii) an annual incentive opportunity target up to 35% of Mr. Paczuski’s base salary, which will be based on our overall performance and on metrics that are mutually agreed upon between Mr. Paczuski and us; (iii) a sign-on bonus of $127,000, subject to repayment in full if Mr. Paczuski voluntarily terminates his employment with us during the first year of his employment; (iv) a one time bonus of $58,000 on December 31, 2010, subject to Mr. Paczuski’s employment with us on that date; (v) a grant of a time-based option to purchase 80,000 shares of our common stock, which will vest as to 25% of the shares subject to the option on the one year anniversary of Mr. Paczuski’s employment start date and 1/36th of the remaining shares subject to the option on each monthly anniversary of Mr. Paczuski’s employment start date; and (iv) a grant of 32,000 restricted stock units, which will vest as to 1/3rd of the shares subject to the restricted stock units each year on the anniversary of Mr. Paczuski’s employment start date. Mr. Paczuski is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at will employee and his employment may be terminated at any time by us or Mr. Paczuski. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of one year. In addition, Mr. Paczuski is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.” Upon the completion of one year of service to us, Mr. Paczuski will be eligible to enter into a standard executive employment agreement with us, which would provide severance benefits consistent with those of our other similarly situated officers.

Robert Rennard. In October 2009, we entered into an employment agreement with Dr. Rennard, our chief technical officer. The agreement sets forth an initial annual salary of $200,000, subject to annual review. He is also eligible to participate in all of our bonus plans and programs and employee benefit plans. Dr. Rennard is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at will employee and his employment may be terminated at any time by us or Dr. Rennard. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Dr. Rennard is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Hassan Wahla. We entered into an employment agreement with Mr. Wahla, our vice president of business development and carrier sales, on May 4, 2005, which was amended and restated in its entirety in October 2009. Under the original agreement, Mr. Wahla’s base salary was $130,000 per year with a target bonus of $39,000 annually. In addition, Mr. Wahla received a signing bonus of $10,000, which was paid within six months of joining us. On August 5, 2005, in accordance with the terms of his employment agreement, our board of directors granted Mr. Wahla an option to purchase 25,000 shares of our common stock at an exercise price of $0.096, which was exchanged for an option granted on December 20, 2007 to purchase 25,000 shares of our common stock at an exercise price of $1.56. The stock option vests in equal monthly installments over a period of 48 months. Mr. Wahla is also eligible to participate in our standard employee benefit plans.

In October 2009, we entered into an amended and restated employment agreement with Mr. Wahla. The amended and restated agreement sets forth an initial annual salary of $180,000, subject to review. He is also eligible to participate in all of our bonus plans and programs and employee benefit plans. He is also entitled to reimbursement for reasonable travel, entertainment or other expenses in furtherance of his duties as an executive officer. The agreement provides that he is an at will employee and his employment may be terminated at any time by us or Mr. Wahla. Provided the agreement is not terminated earlier pursuant to its terms, the agreement provides for an initial term of three years with automatic one year renewals unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal. In addition, Mr. Wahla is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Potential Payments Upon Termination or Change of Control

We recently entered into employment agreements that require specific payments and benefits to be provided to our executive officers in the event of termination of employment. The description and table that follow describe the payments and benefits that may be owed by us to each of our executive officers upon the executive officer’s termination under certain circumstances.

Provided the employment agreement is not terminated earlier pursuant to its terms, in the event of a Change of Control (as defined below), the agreement provides for an automatic extension of the term of the agreement through the 18 month anniversary of such Change of Control with automatic one year renewals after the 18 month anniversary of the Change of Control unless either party provides notice of nonrenewal at least 60 days prior to the date of automatic renewal.

The employment agreements with each of our executive officers provide that, if we terminate the executive officer’s employment for Cause (as defined below), death or disability or if the executive officer terminates his employment other than for Good Reason (as defined below) upon or within a two-month period before or a 12-month period after a Change of Control, we must pay the executive any base salary earned but not paid through the date of the executive officer’s termination, any earned but unpaid bonus and severance benefits in accordance with our policies then in effect, if any, and the vesting of all of the executive’s outstanding equity awards will cease on the date of the executive officer’s termination.

The employment agreements with each of our executive officers provide that, if we terminate the executive officer’s employment other than for Cause, death or disability, and the termination is not upon or within a two-month period before or a 12-month period after a Change of Control, then such executive officer will receive a lump sum severance payment equivalent to a percentage of the executive’s base salary then in effect, a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro-rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee), and continued coverage under our benefit plans for a specified period of time.

The employment agreements with each of our executive officers provide that, if we terminate the executive officer’s employment other than for Cause, death or disability or if the executive officer terminates his employment for Good Reason, and the termination is upon or within a two-month period before or a 12-month period after a Change of Control, then such executive officer will receive a lump sum severance payment equivalent to a percentage of the executive officer’s base salary then in effect, a lump sum bonus payment equal to his target bonus as in effect for the fiscal year in which the termination occurs, pro rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee), continued coverage under our benefit plans for a specified period of time and acceleration of 100% of the unvested equity awards held by such executive officer.

The employment agreements provide that the executive officers will not resign for Good Reason without first providing us with written notice of the acts or omissions constituting the grounds for Good Reason within 90 days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than 30 days following the date of such notice.

In order to receive the severance benefits described above, the executive officer is obligated to refrain from soliciting our employees to leave our company for a one year period, continue to observe and maintain the confidentiality of all confidential and proprietary information and provide us with an executed separation agreement and release of claims.

In the event any payment to one of our executive officers under his employment agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (as a result of a payment being classified as a parachute payment under Section 280G of the Internal Revenue Code), such executive officer will be entitled to receive such payment as would entitle him to receive the greatest after tax benefit of either the full payment or a lesser payment which would result in no portion of such severance benefits being subject to excise tax.

For the purpose of our new employment agreements with our executive officers, “Change of Control” means the occurrence of any of the following:

(i)	the acquisition by any one person, or more than one person acting as a group (for these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with us), or Person, that becomes the owner, directly or indirectly, of our securities representing more than 50% of the total voting power represented by our then outstanding securities; provided, however, that for the purposes of this subsection (i), the acquisition of additional securities by any one Person, who is considered to own more than 50% of the total voting power of our securities shall not be considered a Change of Control;

(ii)	a change in the composition of our board of directors occurring within a 12-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are our directors as of the effective date of the employment agreement with the executive officer or (B) are elected, or nominated for election, to our board of directors with the affirmative votes of a least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of our directors); or

(iii)	a change in the ownership of a substantial portion of our assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following shall not constitute a change in the ownership of a substantial portion of our assets: (1) a transfer to an entity that is controlled by our stockholders immediately after the transfer; or (2) a transfer of assets by us to: (A) a stockholder of ours (immediately before the asset transfer) in exchange for or with respect to our securities; (B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us; (C) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all our outstanding stock; or (D) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (C). For purposes of this subsection (iii), gross fair market value means the value of our assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a transaction of ours that does not constitute a change of control event under Treasury Regulation 1.409A-3(i)(5)(v) or (vii) shall not be considered a Change of Control.

For the purposes of our new employment agreements with our executive officers, “Cause” means:

(i)	any material act of personal dishonesty made by the executive officer in connection with the executive officer’s responsibilities as an employee;

(ii)	the executive officer’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude;

(iii)	the executive officer’s gross misconduct;

(iv)	the executive officer’s unauthorized use or disclosure of any of our proprietary information or trade secrets or of any other party to whom the executive officer owes an obligation of nondisclosure as a result of executive officer’s relationship with us;

(v)	the executive officer’s willful breach of any obligations under any written agreement or covenant with us; or

(vi)	the executive officer’s continued failure to perform his employment duties after the executive officer has received a written demand of performance from us which specifically sets forth the factual basis for our belief that the executive officer has not substantially performed his duties and has failed to cure such nonperformance to our satisfaction within 10 business days after receiving such notice.

For the purpose of our new employment agreements with Messrs. Jin, Miller and Hillberg, “Good Reason” means the occurrence of one or more of the following events without the executive officer’s express written consent:

(i)	the assignment to the executive officer of any duties, the reduction of the executive officer’s duties or the removal of the executive officer from his position and responsibilities, either of which must result in a material diminution of such executive officer’s authority, duties or responsibilities with us in effect immediately prior to such assignment, unless the executive officer is provided with a comparable position (i.e., the executive officer’s same position in the parent company of the combined entity);

(ii)	a material reduction in the executive officer’s base salary, unless the base salaries of all of our (and, if applicable, our successor’s) other similarly situated employees are also similarly reduced (for these purposes, a reduction of the executive officer’s base salary by 10% or more will be considered material, provided that a reduction of less than 10% may still be material based on the facts and circumstances relating to the reduction);

(iii)	a material change in the geographic location of the executive officer’s primary work facility or location; provided, however, that a relocation of less than 35 miles from the executive officer’s then present location will not be considered a material change in geographic location; or

(iv)	our failure to obtain assumption of the employment agreement by any successor.

For the purpose of our new employment agreements with Messrs. Chao, Dhanani, Rennard and Wahla, “Good Reason” means the occurrence of one or more of the following events without the executive officer’s express written consent:

(i)	the assignment to the executive officer of any duties, the reduction of the executive officer’s duties or the removal of the executive officer from his position and responsibilities, either of which must result in a material diminution of the executive officer’s authority, duties, or responsibilities with us in effect immediately prior to such assignment, unless the executive officer is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status);

(ii)	a material reduction in the executive officer’s base salary, unless the base salaries of all of our (and, if applicable, our successor’s) other similarly situated employees are also similarly reduced (for these purposes, a reduction of the executive officer’s base salary by 10% or more will be considered material, provided that a reduction of less than 10% may still be material based on the facts and circumstances relating to the reduction);

(iii)	a material change in the geographic location of the executive officer’s primary work facility or location; provided, however, that a relocation of less than 35 miles from the executive officer’s then present location will not be considered a material change in geographic location; or

(iv)	our failure to obtain assumption of the employment agreement by any successor.

Severance Terms for Dr. Jin. In the event that Dr. Jin is terminated other than for Cause, death or disability, and the termination is not up to or within a two-month period before or a 12-month period after a Change of Control, then, subject to certain conditions, Dr. Jin will be entitled to receive the following:

•	a lump sum severance payment equal to 12 months of his base salary in effect immediately prior to his termination;

•

a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro-rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee); and

•	coverage for a period of up to 12 months for himself and his eligible dependents under our medical, dental and vision benefit plans.

In the event that Dr. Jin is terminated other than for Cause, death or disability, or if he terminates his employment for Good Reason, and the termination is within a two-month period before or a 12-month period after a Change of Control, then, subject to certain conditions, Dr. Jin will be entitled to receive the following:

•	a lump sum severance payment equal to 18 months of his base salary in effect immediately prior to his termination;

•

a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee);

•	coverage for a period of up to 18 months for himself and his eligible dependents under our medical, dental and vision benefit plans; and

•

all unvested equity awards will immediately vest and become exercisable in full. The awards will remain exercisable, to the extent applicable, following the termination for the period prescribed in the respective stock plan and agreement for each award.

Severance Terms for Messrs. Miller and Hillberg. We entered into employment agreements on April 20, 2006 and April 7, 2009 with Mr. Miller and Mr. Hillberg, respectively, which were amended and restated in their entirety in October 2009.

Prior Employment Agreements. The prior employment agreements of Messrs. Miller and Hillberg provide that 50% of the then unvested equity awards held by the executive will immediately vest and the remaining unvested shares will vest on the earlier of the date such executive’s employment is terminated other than for cause or the executive resigns for good reason or one year following such change of control. In addition, in the case of termination other than for cause, we agreed to provide (i) a severance amount equal to three months of the executive’s then annual base salary and (ii) three months continued coverage under COBRA.

The following definition of “change of control” applies to the prior employment agreements of Messrs. Miller and Hillberg. A “change of control” means the acquisition of 50% or more of our outstanding shares pursuant to a lawful tender offer validly made by a third party; a merger, consolidation or other reorganization (other than reincorporation), if after giving effect to such merger, consolidation or other reorganization, our stockholders immediately prior to such merger, consolidation or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary power to elect directors of the surviving entity after such merger, consolidation or other reorganization; or the sale of all or substantially all of our assets to a third party who is not our affiliate.

Pursuant to the prior employment agreements with Messrs. Miller and Hillberg, a “good reason” exists if there is a material adverse change in the executive’s position causing such position to be of significantly less stature or of significantly less responsibility, there is a reduction of more than 20% of the executive’s base compensation or the executive refuses to relocate to a facility or location that is more than 50 miles from our current location, and within the 30 days immediately following such material change, reduction or refusal the executive elects to terminate his employment voluntarily.

Amended and Restated Employment Agreements. In October 2009, we entered into amended and restated employment agreements with Messrs. Miller and Hillberg. The amended and restated employment agreements with each of Messrs. Miller and Hillberg provide that, in the event either Messrs. Miller and Hillberg is terminated other than for Cause, death or disability, and the termination is not upon or within a two-month period before or a 12-month period after a Change of Control, then, subject to certain conditions, such executive officer will be entitled to receive the following:

•	a lump sum severance payment equal to six months of his base salary in effect immediately prior to his termination;

•

a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro-rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee); and

•	coverage for a period of up to six months for himself and his eligible dependents under our medical, dental and vision benefit plans.

In the event we terminate the employment of Messrs. Miller and Hillberg other than for Cause, death or disability, or if either Messrs. Miller and Hillberg terminates his employment for Good Reason, and the termination is within a two-month period before or a 12-month period after a Change of Control, then, subject to certain conditions, such executive officer will be entitled to receive the following:

•	a lump sum severance payment equal to 12 months of his base salary in effect immediately prior to his termination;

•

a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee);

•	coverage for a period of 12 months for himself and his eligible dependents under our medical, dental and vision benefit plans; and

•

all of the unvested equity awards of the executive officer will immediately vest and become exercisable in full. The awards will remain exercisable, to the extent applicable, following the termination for the period prescribed in the respective stock plan and agreement for each award.

Severance Terms for Messrs. Chao, Dhanani, Rennard and Wahla. Pursuant to the employment agreements, in the event that we terminate the employment of Messrs. Chao, Dhanani, Rennard and Wahla other than for Cause, death or disability, and the termination is not upon or within a two-month period before or a 12-month period after a Change of Control, then such executive officer will, subject to certain conditions, be entitled to receive the following:

•	a lump sum severance payment equal to six months of his base salary in effect immediately prior to his termination;

•

a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee); and

•	coverage for a period of up to six months for himself and his eligible dependents under our medical, dental and vision benefit plans.

In the event that we terminate the employment of Messrs. Chao, Dhanani, Rennard and Wahla other than for Cause, death or disability, or if any of Messrs. Chao, Dhanani, Rennard and Wahla terminates his employment for Good Reason, and the termination is within a two-month period before or a 12-month period after a Change of Control, then, subject to certain conditions, such executive officer will be entitled to receive the following:

•	a lump sum severance payment equal to 12 months of his base salary in effect immediately prior to his termination;

•

a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely in the discretion of the board of directors or compensation committee);

•	coverage for a period of up to 12 months for himself and his eligible dependents under our medical, dental and vision benefit plans; and

•

all of the unvested equity awards of the executive officer will immediately vest and become exercisable in full. The awards will remain exercisable, to the extent applicable, following the termination for the period prescribed in the respective stock plan and agreement for each award.

Severance Terms for Mr. Paczuski. Pursuant to his employment agreement, in the event Mr. Paczuski is terminated other than for Cause, death or disability, and the termination is not upon or within a two-month period before or a 12-month period after a Change of Control, then, subject to certain conditions, Mr. Paczuski will be entitled to receive the following:

•	a lump sum severance payment equal to three months of his base salary in effect immediately prior to his termination;

•

a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro-rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely at the discretion of our board of directors or compensation committee); and

•	coverage for a period of up to three months for himself and his eligible dependents under our medical, dental and vision benefit plans.

In the event we terminate the employment of Mr. Paczuski other than for Cause, death or disability, or if Mr. Paczuski terminates his employment for Good Reason, and the termination is within a two-month period before or a 12-month period after a Change of Control, then, subject to certain conditions, Mr. Paczuski will be entitled to receive the following:

•	a lump sum severance payment equal to six months of his base salary in effect immediately prior to his termination;

•

a lump sum bonus payment equal to his target bonus as in effect for the year in which the termination occurs, pro rated for the year (and adjusted based on the achievement of applicable performance objectives as determined solely at the discretion of the board of directors or compensation committee);

•	coverage for a period of up to six months for himself and his eligible dependents under our medical, dental and vision benefit plans; and

•

half of the unvested equity awards held by Mr. Paczuski will immediately vest and become exercisable in full prior to his termination, and the awards will remain exercisable, to the extent applicable, following his termination for the period prescribed in the respective equity plan and agreement for each award.

After the first anniversary of his employment with us, Mr. Paczuski will be entitled to enter into our customary form of executive employment agreement, which would provide him benefits comparable to our other similarly situated officers.

Fiscal 2010 Potential Payments Upon Termination or Change of Control

The following table shows the amounts each of our named executive officers would receive in the event of their termination following a Change of Control, or upon certain other events, assuming the termination took place on June 30, 2010, the last business day of our most recent completed fiscal year.

		Involuntary Termination
Name	Benefits	More Than Two Months Before Change of Control	Within Two Months Before or 12 Months After Change of Control
HP Jin	Severance Payment (Salary)	$210,000	$315,000
	Severance Payment (Bonus)	110,000	110,000
	Continuation of Medical/Welfare Benefits	16,809	25,214
	Acceleration of Stock Options(1)	—	283,750

Douglas Miller	Severance Payment (Salary)	105,000	210,000
	Severance Payment (Bonus)	55,000	55,000
	Continuation of Medical/Welfare Benefits	8,461	16,921
	Acceleration of Stock Options(1)	—	113,500

Y.C. Chao	Severance Payment (Salary)	90,000	180,000
	Severance Payment (Bonus)	55,000	55,000
	Continuation of Medical/Welfare Benefits	8,461	16,921
	Acceleration of Stock Options(1)	—	113,500

Salman Dhanani	Severance Payment (Salary)	90,000	180,000
	Severance Payment (Bonus)	55,000	55,000
	Continuation of Medical/Welfare Benefits	8,461	16,921
	Acceleration of Stock Options(1)	—	227,000

Loren Hillberg	Severance Payment (Salary)	100,000	200,000
	Severance Payment (Bonus)	55,000	55,000
	Continuation of Medical/Welfare Benefits	8,461	16,921
	Acceleration of Stock Options(1)	—	309,155

Robert Rennard	Severance Payment (Salary)	105,000	210,000
	Severance Payment (Bonus)	55,000	55,000
	Continuation of Medical/Welfare Benefits	3,038	6,076
	Acceleration of Stock Options(1)	—	113,500

Hassan Wahla	Severance Payment (Salary)	90,000	180,000
	Severance Payment (Bonus)	55,000	55,000
	Continuation of Medical/Welfare Benefits	8,461	16,921
	Acceleration of Stock Options(1)	—	194,100

(1)	100% of the unvested shares subject to stock options would accelerate if the executive officer were terminated other than for Cause, death or disability or resigned for Good Reason within a two-month period before or a 12-month period after a Change of Control. Value represents the gain the executive officer would receive, calculated as the difference between the stock price on June 30, 2010 and the exercise price of all unvested options. The stock price on June 30, 2010 was $8.39 per share.

Severance Agreements

We did not enter into any severance agreements with any executive officers in fiscal 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the number of outstanding options, warrants and rights granted to our employees and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of June 30, 2010.

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted Average Exercise Price of Outstanding Options and Rights (b)	Reserved for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	5,858,576	$3.5025	2,626,735
Equity compensation plans not approved by security holders	4,166	1.2000	—
Total	5,862,742	$3.5025	2,626,735

(1)	Our 2009 Equity Incentive Plan incorporates an evergreen formula pursuant to which on July 1 of each year the aggregate number of shares reserved for issuance under the 2009 Equity Incentive Plan will increase by a number of shares equal to the lesser of (A) 1,666,666 shares, (B) 4% of the outstanding shares on the last day of the immediately preceding fiscal year, or (C) such number of shares determined by our board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions during fiscal 2010 to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the “Executive Compensation” section of this proxy statement.

Transactions with Entities Affiliated with our Directors and Officers

We have purchased certain GPS related products from GlobalSat Technology Corp., or GlobalSat. Under the terms of the agreement, we paid GlobalSat for products delivered to us in the sums of $30,380 and none in fiscal 2009 and 2010, respectively. These amounts represented less than 5% of our revenue and GlobalSat’s revenue and did not exceed $1 million in the applicable period. Samuel Chen, a member of our board of directors, is the chairman of the board of directors of GlobalSat and holds shares of GlobalSat.

The Menlo Funds, which are affiliated with Shawn Carolan, a member of our board of directors, and which, as of March 31, 2010, beneficially owned 14.1% of our outstanding common stock (assuming conversion of all outstanding shares of preferred stock), purchased 875,000 shares of our common stock in our initial public offering at the same price per share offered to the public.

Dividend for Series E Preferred Stockholders

The holders of our Series E preferred stock received a dividend of shares of our common stock upon the completion of our initial public offering in May 2010 when all outstanding shares of our the Series E preferred stock converted into shares of our common stock. The following table sets forth the number of shares of common stock received by our executive officers, directors and principal stockholders.

Stockholder	Number of Shares of Common Stock Issued as Dividend	Value of Shares of Common Stock Issued as Dividend(1)
Executive officers and directors	—	$—
HP Jin	—	—
Douglas Miller	—	—
Y.C. Chao	—	—
Salman Dhanani	—	—
Loren Hillberg	—	—
Robert Rennard	—	—
Hassan Wahla	—	—
Shawn Carolan(2)	334,551	2,676,408
Samuel Chen(3)	59,291	474,328
Hon Jane (Jason) Chiu	8,318	66,544
Soo Boon Koh(4)	18,156	145,248
Joseph M. Zaelit	—	—
Principal Stockholders	—	—
Hang-Chien Hsu	11,304	90,432
iGlobe Partners Fund, L.P(4)	18,156	145,248
Entities affiliated with Menlo Ventures(2)	334,551	2,676,408
Total	431,620	$3,452,960

(1)	Value of the common stock is calculated based on the $8.00 per share offering price of shares of our common stock at our initial public offering.

(2)	Consists of shares of common stock issued to Menlo Ventures X, L.P. (326,074 shares of common stock), Menlo Entrepreneurs Fund X, L.P. (2,771 shares of common stock) and MMEF X, L.P. (5,706 shares of common stock). Mr. Carolan, one of our directors, is a managing director of Menlo Ventures and has shared voting and investment power over these shares; however, he disclaims beneficial ownership of these shares, except to the extent of his proportionate partnership interest therein.
(3)	Includes 43,233 shares of common stock issued to Fiona Chang, the spouse of Mr. Chen.
(4)	Consists of shares of common stock issued to iGlobe Partners Fund, L.P. Ms. Koh, one of our directors, is a managing partner of iGlobe Partners and has shared voting and investment power over these shares; however, she disclaims beneficial ownership of these shares, except to the extent of her proportionate partnership interest therein.

Policies and Procedures for Related Party Transactions

As provided by the audit committee charter, the audit committee of our board of directors must review and approve in advance any related party transaction. All of our directors, officers and employees are required to report to the audit committee any related party transaction prior to entering into the transaction.

We believe that we have executed all of the transactions set forth under the section entitled “Certain Relationships and Related Party Transactions” on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are approved by the audit committee of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during the fiscal 2010, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of October 25, 2010, concerning, except as indicated by the footnotes below:

•	Each person whom we know beneficially owns more than five percent of our common stock;

•	Each of our directors and nominees for the board of directors;

•	Each of our named executive officers; and

•	All of our directors and executive officers as a group.

Unless otherwise noted below, the address of each person listed on the table is c/o TeleNav, Inc., 1130 Kifer Road, Sunnyvale, California 94086.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 42,165,685 shares of common stock outstanding at October 25, 2010. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 25, 2010. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an asterisk (“*”).

The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Shares	Percentage
5% Stockholders:
Digital Mobile Venture Ltd.(1)	11,326,934	26.86%
c/o Rayson Technology Co. Ltd.
5F No. 550 Ruei Guang Road
Talpei, Taiwan
Entities affiliated with Menlo Ventures(2)	6,133,058	14.55
3000 Sand Hill Road
Building 4, Suite 100
Menlo Park, CA 94025
iGlobe Partners Fund, L.P.(3)	3,175,407	7.53
5201 Great America Parkway
Suite 320
Santa Clara, CA 95054

Named Executive Officers and Directors:
HP Jin(4)	1,807,019	4.20
Douglas Miller(5)	410,150	*
Salman Dhanani(6)	364,965	*
Robert Rennard(7)	1,460,318	3.42
Hassan Wahla(8)	62,095	*
Shawn Carolan(2)	6,133,058	14.55
Samuel Chen(9)	11,326,934	26.86
Hon Jane (Jason) Chiu	1,795,449	4.26
Soo Boon Koh(3)	3,175,407	7.53
Joseph M. Zaelit(10)	15,626	*
All executive officers and directors as a group (13 people)(11)	28,092,451	62.74%

*	Represents beneficial ownership of less than 1%.

(1)	Samuel Chen, one of our directors, and his wife, Fiona Chang, share voting and dispositive power over the shares of our common stock held by Digital Mobile Venture Ltd.
(2)	Includes 5,977,643 shares held by Menlo Ventures X, L.P., 104,606 shares held by MMEF X, L.P. and 50,809 shares held by Menlo Entrepreneurs Fund X, L.P. The sole general partner of Menlo Ventures X, L.P., MMEF X, L.P. and Menlo Entrepreneurs Fund X, L.P., or together, the Menlo Entities, is MV Management X, L.L.C., or MV Management. The managing members of MV Management are Shawn Carolan, H.D. Montgomery, Douglas C. Carlisle, John W. Jarve, Sonja H. Perkins, Mark Siegel, Kenneth H. Calhoun, Pravin Vazirani and Arvind Purushotham, and each disclaims beneficial ownership of shares held by the Menlo Entities except to the extent of his or her pecuniary interest therein.
(3)	The general partner of iGlobe Partners Fund, L.P., or iGlobe Fund, is iGlobe Partners LLC, or iGlobe Partners. The managing members of iGlobe Partners are Soo Boon Koh and Doris Yee and each may be deemed to have voting and/or dispositive power over the shares held by iGlobe Fund.
(4)	Includes 12,500 shares held by Jacqueline Jin and 12,500 shares held by Michael Jin, Dr. Jin’s children; 83,334 shares held by RR Grantor Retained Annuity Trust of which Dr. Jin is the trustee; 790,075 shares held by Dr. Jin; and 908,610 shares issuable upon the exercise of options exercisable within 60 days of October 25, 2010. Dr. Jin disclaims beneficial ownership of shares held by RR Grantor Retained Annuity Trust except to the extent of his pecuniary interest.
(5)	Consists solely of shares issuable upon the exercise of options exercisable within 60 days of October 25, 2010.
(6)	Includes 122,100 shares issuable upon the exercise of options exercisable within 60 days of October 25, 2010.
(7)	Includes 688,005 shares held by Robert Rennard and Sherry Rennard, as Community Property; 81,300 shares held by Kristin Rennard, Mr. Rennard’s child; 165,622 shares held by Mr. Rennard; and 525,391 shares issuable upon the exercise of options exercisable within 60 days of October 25, 2010.
(8)	Consists solely of shares issuable upon the exercise of options exercisable within 60 days of October 25, 2010.
(9)	Consists solely of 11,326,934 shares held by Digital Mobile Venture Ltd. Mr. Chen and Fiona Chang, Mr. Chen’s spouse, share voting and dispositive power over the shares of our common stock held by Digital Mobile Venture Ltd.
(10)	Excludes 3,175,407 shares held by iGlobe Fund. Mr. Zaelit is a venture partner of iGlobe Partners Inc., an entity that provides administrative services to iGlobe Fund, but does not share voting or dispositive power for shares of our common stock.
(11)	Includes 2,611,676 shares of our common stock issuable upon exercise of options exercisable within 60 days after October 25, 2010.

AUDIT COMMITTEE REPORT

The audit committee assists the board of directors in fulfilling its responsibilities for oversight of the integrity of our financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements and the qualifications, independence and performance of our independent registered public accounting firm.

Our management is responsible for establishing and maintaining internal controls and for preparing our consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the audit committee to oversee these activities.

The audit committee has:

•	Reviewed and discussed the audited financial statements with our management and with Ernst & Young LLP, our independent registered public accounting firm;

•

Discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence and has discussed with Ernst & Young LLP its independence.

Based upon these discussions and review, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

Joseph M. Zaelit (Chairman)

Samuel Chen

Hon. Jane (Jason) Chiu

OTHER MATTERS

We are not aware of any other matters to be submitted at the 2010 Annual Meeting. If any other matters properly come before the 2010 Annual Meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by a properly submitted proxy.

It is important that your shares be represented at the 2010 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote as instructed on the proxy card you received, via the Internet or by telephone as promptly as possible to ensure your vote is recorded.

THE BOARD OF DIRECTORS

Sunnyvale, California October 28, 2010

TELENAV, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, December 7, 2010

9:00 a.m. Pacific Time

TeleNav, Inc.

1130 Kifer Road

Sunnyvale, CA 94086

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE

ANNUAL MEETING OF STOCKHOLDERS ON DECEMBER 7, 2010.

The undersigned stockholder of TeleNav, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 28, 2010, and hereby appoints Dr. HP Jin and Douglas Miller, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2010 Annual Meeting of Stockholders of TeleNav, Inc. to be held on December 7, 2010 at 9:00 a.m. Pacific Time at our headquarters, located at 1130 Kifer Road, Sunnyvale, California 94086, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED: FOR ALL NOMINEES TO THE BOARD OF DIRECTORS; FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; AND AS THE PROXY HOLDER MAY DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE

AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

Please mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

The Board of Directors Recommends a vote “FOR” each of the following proposals:

1.	Election of Class I directors to serve until 2013	01 Samuel Chen	02 Hon Jane (Jason) Chiu	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominees write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of TeleNav, Inc. for the fiscal year ending June 30, 2011	☐	FOR	☐	AGAINST	☐	ABSTAIN

IN THEIR DISCRETION, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION

IS GIVEN, WILL BE VOTED FOR ALL PROPOSALS.

I plan to attend the annual meeting  ☐

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Mark Box  ☐    Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.